Exhibit 2.1

DATED MARCH 2, 2023

(1) CRAIG PHILIP DAVIES

and

(2) SARAH JANE DAVIES-BROADHURST

and

(3) JEFFS BRANDS LTD.

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

1	INTERPRETATION	1
2	AGREEMENT TO SELL THE SHARES	10
3	COMPLETION CONDITIONS	11
4	PURCHASE PRICE	12
5	CONDUCT PRIOR TO COMPLETION	12
6	COMPLETION	13
7	ADJUSTMENT AMOUNT	14
8	DEFERRED PAYMENT AND SET-OFF	16
9	WARRANTIES, INDEMNITIES AND TAX	17
10	LIMITATIONS ON CLAIMS	21
11	PROTECTION OF GOODWILL	21
12	CONFIDENTIAL INFORMATION	23
13	EFFECT OF COMPLETION	23
14	FURTHER ASSURANCE and post-completion matters	23
15	ENTIRE AGREEMENT	24
16	VARIATION, waiver and invalidity	24
17	NOTICES	25
18	ASSIGNMENT	26
19	THIRD PARTIES	26
20	GENERAL	26
21	GOVERNING LAW AND JURISDICTION	26
SCHEDULE 1		27
PART 1: PARTICULARS OF THE COMPANY		27
Part 2: Intellectual Property		28
schedule 2		33
PART 1: WARRANTIES		33
PART 2: TAX WARRANTIES		47
schedule 3 - ADJUSTMENT AMOUNT		55
schedule 4 - COMPLETION OBLIGATIONS		56
SCHEDULE 5 - ACCOUNTS MIGRATION		58
schedule 6 - payment instructions		59
SCHEDULE 7 - TAX COVENANT		60

i

THIS SHARE PURCHASE AGREEMENT is made on March 2, 2023:

BETWEEN

1.	CRAIG PHILIP DAVIES of 17 Connaught Road, Seaford, East Sussex, BN25 2PT, England (the “Seller 1”);

2.	SARAH JANE DAVIES-BROADHURST of 17 Connaught Road, Seaford, East Sussex, BN25 2PT, England (the “Seller 2”);

3.	JEFF’S BRANDS LTD., a company incorporated in the State of Israel under company no. 516356763, whose registered office is at 7, Alumot St., Omer 8496500, Israel (the “Buyer”).

BACKGROUND

(A)	The Company is a company incorporated in England and Wales, brief particulars of which are contained in Schedule 1.

(B)	The Seller 1 and the Seller 2 have agreed to sell the Sale Shares in the Company to the Buyer and the Buyer has agreed to purchase such Sale Shares on the terms of this Agreement.

The parties agree as follows:

1	INTERPRETATION

1.1	In this Agreement (unless the context otherwise requires) the following definitions apply:

“Accounts”	the unaudited annual financial statements of the Company comprising the balance sheet of the Company and the related notes to such accounts as required by law and applicable accounting standards, as at and for the financial period ended on the Last Accounts Date, copies of which are referenced in the Disclosure Documents Index;

“Actual Completion Statement”	the actual Completion reconciled balance sheet of the Company setting out the Adjustment Amount, as prepared and agreed or determined (as the case may be) in accordance with Schedule 3 and clause 7;

“Adjustment Amount”	the amount calculated in accordance with Schedule 3 and clause 7;

“Amazon Receivable”	an amount equal to all unrestricted revenue due to the Company in respect of sales made by the Company on or before 08:00 am on the Completion Date, but which has not been paid by Amazon to the Company prior to Completion;

“Anti-Corruption Laws”	any laws, regulations or conventions applicable to the Company and/or the Business related to combating bribery and corruption, including the Bribery Act 2010 and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Anti-Terrorism and Anti-Money Laundering Laws”	any laws, regulations or conventions applicable to the Company and/or the Business related to terrorism or money laundering, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017;

“ASIN”	Amazon standard identification number;

“Base Purchase Price”	the sum of £1,600,000;

“Borrowings”	any outstanding borrowing and outstanding indebtedness of the Company in the nature of borrowings for the payment or repayment of money (including for the avoidance of doubt, any loans to any directors or any former directors of the Company) at Completion, but excluding: (i) ordinary trade credits; and (ii) acceptances of trade bills in respect of purchases in the ordinary course of trading;

“Business”	the business of trading on and off of Amazon and its worldwide affiliates, among others, under the private label brands “Fort Products”, “RoShield Control”, “EntoPest”, “RemPro” and “BirdGo”;

“Business Day”	any day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

“CA2006”	the Companies Act 2006;

“Claim”	a Warranty Claim, a Tax Claim or an Indemnity Claim;

“Company”	Fort Products Ltd, a company incorporated in England and Wales (company number 05636073) whose registered office is at 16 Euro Business Park, New Road, Newhaven, United Kingdom, BN9 0DQ;

“Company IP”	all Intellectual Property Rights owned, used or held for use by the Company, or which are necessary for the conduct of the Business, including any Intellectual Property Rights licensed to the Company by any third party;

“Completion”	the completion of the sale and purchase of the Sale Shares in accordance with clause 5;

“Completion Date”	March 9, 2023;

“Completion Conditions”	has the meaning given to it in clause 3.1;

“Completion Payment”	has the meaning given to it in clause 4.1.1;

“Confidential Information”	all information not at present in the public domain used in or otherwise relating to the Business or the technology, customers or financial or other affairs of the Company;

“Consultancy Agreement”	the consultancy agreement, in the agreed terms, duly executed by each of the Sellers and the Company;

“Counsel”	a barrister of not less than 5 years standing, having experience in claims similar to a relevant Outstanding Claim and having no prior working or personal relations with either party, as agreed by the Sellers and the Buyer, or failing such agreement, as appointed by the President for the time being of the General Council of the Bar of England and Wales on the application of either party;

“Covenant Claim”	has the meaning given to it in Schedule 7;

“CTA 2010”	the Corporation Tax Act 2010;

“Data Protection Laws”	all laws relating to data protection and privacy which are from time to time applicable to the Company or the conduct of its business, including (but not limited to): (i) the Data Protection Act 2018 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the General Data Protection Regulation (EU) 2016/679 as it forms part of domestic law in the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (including as further amended or modified by the laws of the United Kingdom or of a part of the United Kingdom from time to time, together with any related regulations and secondary legislation; and (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2436) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing;

“Deferred Adjustment Payment”	the sum of £214,200;

“Deferred Payment”	the sum of £160,000;

“Director”	each person who is a director of the Company, as set out in Schedule 1;

“Disclosed”	fairly disclosed (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter;

“Disclosure Documents”	the documents which are listed in the Disclosure Documents Index;

“Disclosure Documents Index”	means the index (in the agreed terms) of Disclosure Documents which is annexed to the Disclosure Letter;

“Disclosure Letter”	the letter in the agreed terms from the Sellers to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement and including the Disclosure Documents Index;

“Draft Actual Completion Statement”	has the meaning given to it in clause 7.2;

“Due Amount”	the amount (if any) due for payment by the Sellers to the Buyer in respect of a Resolved Claim;

“Employee”	any person employed by the Company under a contract of employment;

“Employment Legislation”	legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation;

“Encumbrance”	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, restriction, right of pre-emption, assignment by way of security, reservation of title, trust, set-off, claim, third party interest or right (legal or equitable) or other encumbrance or security interest of any kind however created or arising and any other agreement or arrangement (including a sale and re-purchase arrangement) having similar effect;

“Estimated Adjusted Base Purchase Price”	the sum of £2,026,401, being a sum equal to the Base Purchase Price as adjusted pursuant to the Estimated Adjustment Amount;

“Estimated Adjustment Amount”	£426,401,being a sum equal to the Sellers’ and the Buyer’s estimate of the Adjustment Amount as set out in clause 7 and Schedule 3;

“Estimated Liability”	in relation to an Outstanding Claim, a genuine and bona fide estimate of the amount of the Sellers’ liability to the Buyer if the Outstanding Claim were to be resolved in the Buyer’s favour, as agreed or determined in accordance with clause 8.4;

“Expert”	a member of an independent firm of chartered accountants of international repute appointed in accordance with clause 6.5 to resolve any dispute arising between the parties in connection with the preparation of the Actual Completion Statement or the relevant calculation derived therefrom;

“Fundamental Warranties”	the Warranties set out in paragraphs 1, 7 and 8 of Part 1 of Schedule 2;

“GAAP”	generally accepted accounting principles in the United Kingdom as of the date hereof;

“Group”	in relation to a company, that company, any subsidiary or subsidiary undertaking or any holding company or parent undertaking from time to time of that company, and any subsidiary or subsidiary undertaking from time to time of a holding company or parent undertaking of that company. Each company in a Group is a member of the Group;

“Guarantee”	any letter of credit, guarantee, indemnity, suretyship, letter of comfort or similar assurance or security given or undertaken by a person to secure the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“Indemnity Claim”	a claim for a breach of an indemnity pursuant to clause 9.7;

“Initial Payment”	the sum of £400,000;

“Intellectual Property Rights”	patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, trade names and domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Interim Period”	the period from (and including) the date of this Agreement up to (and including) the Completion Date or, if earlier, the date of termination of this Agreement in accordance with its terms;

“Inventory”	all inventory of products sold by the Business, including finished goods, raw materials, works in progress, packaging, supplies, labels, parts and other inventories of products sold by the Business, whether held by the Company at Amazon, its third-party logistics provider(s), in transit or at the Property as at 08:00 am (GMT) on the Completion Date, save for Delisted Products;

“IT System”	all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to any business carried on by the Company;

“Landed Cost”	with respect to any products sold by the Company: (i) the price paid by the Company to the supplier of such products plus (ii) any costs of shipping from the production or manufacturing facility to a fulfilment centre for distribution to end customers, including any related insurance, freight and unloading costs, plus (iii) the costs of quality assurance and inspection upon delivery; plus (iv) any applicable customs, duties paid or payable with respect to the import and export of such products; plus (v) all other costs incurred to source, manufacture, transfer, package, ship, prepare for sale or otherwise deliver such inventory to a fulfilment centre for distribution to end customers, to the extent not covered by limbs (i) to (iv) above,

“Last Accounts Date”	March 31, 2022;

“Longstop Date”	6.00pm England time on the date falling 21 days after the date of this Agreement, or such other date as may be agreed by the Buyer and the Sellers in writing.

“Losses”	includes all liabilities, costs, expenses, damages and losses, liability to Tax and all interest, fines, penalties and properly incurred legal costs (calculated on a full indemnity basis) and all other properly incurred professional costs and expenses);

“Material Adverse Effect”	any fact, matter, event, circumstance, condition or change which materially and adversely affects, individually or in the aggregate, the operations, assets, liabilities, financial condition or operating results of the Company including, specifically, any termination, suspension or revocation, or unresolved threat of termination, suspension or revocation of the Seller Central Account but excluding any of the foregoing arising out of, resulting from, or attributable to: (i) changes in financial, banking or stock markets, interest rates, exchange rates, commodity prices or other general economic, social or political conditions that are beyond the Company’s control; (ii) changes in conditions generally affecting the industries and/or marketplaces in which the Company operates; (iii) changes in applicable laws, regulations or accounting standards or practices;’ (iv) any matters Disclosed, (v) any action taken by the Buyer, or any action taken by the Company or its Subsidiaries at the written request or with the written consent of the Buyer, as the case may be, or pursuant to this agreement; provided that the matters in limb (i) to limb (iii) above shall be taken into account if and to the extent that they have a materially disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

“Material Contract”	an agreement or arrangement which is of material importance to the Business, profits or assets of the Company;

“Outstanding Claim”	a Claim that has been notified by the Buyer to the Sellers in accordance with this Agreement, but which is not a Resolved Claim as at the Release Date;

“Payment Instructions”	means the irrevocable payment instructions attached as Schedule 6;

“Property”	the leasehold premises situate and known as Unit 16, Euro Business Park, New Road, Newhaven, East Sussex, BN9 0BY

“PSC”	a person with, or having, significant influence or control as defined in section 790C of the CA2006;

“PSC Register”	a register of people with significant control as required by section 790M of the CA2006;

“Purchase Price”	has the meaning given to it in clause 4.1;

“Release Date”	the first anniversary of the Completion Date;

“Reserved Estimated Adjustment Amount”	the sum of £106,600.25equal to 25% of the Estimated Adjustment Amount;

“Reserved Deferred Payment”	has the meaning given to it in clause 8.2.2(a);

“Resolved Claim”	a Claim that has been:

	(a)	agreed in writing between the Buyer and the Sellers as to both liability and quantum;

	(b)	finally determined (as to both liability and quantum) by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

	(c)	unconditionally withdrawn by the Buyer in writing; and the expression “Resolved” shall be construed accordingly.

“Restricted Business”	the Business or any other business carried out by the Company at any time in the 12-month period prior to the Completion Date;

“RLE”	a relevant legal entity as defined in section 790C of the CA2006;

“Sale Shares”	the entire issued share capital of the Company, comprising 100 Shares;

“Seller Central Account”	the Amazon seller central account operated by the Company and all other related Amazon seller central, Amazon vendor, Amazon marketplace or any other marketplace accounts, including all ASINs (or their equivalent), seller feedback, listings, product reviews, and all associated rights, agreements and services in connection with the foregoing;

“Sellers”	Seller 1 and Seller 2;

“Sellers’ Solicitors’ Account”	Sellers’ Solicitors’ client account at:

Account Name:	Jaswal Johnston LLP Client Account No. 2
Account No:	5 1 2 2 0 1 8 0
IBAN	GB75NWBK60074151220180
Swift	NWBKGB2L
Sort Code:	60-07-41

“Sellers’ Solicitors”	Jaswal Johnston LLP of 73-75 Mortimer St, London W1W 7SQ, United Kingdom;

“Settlement Agreements”	the 8 settlement agreements, in the agreed terms, between the Buyer, the Company and each Employee, including each of the Sellers, duly executed by the Company, the Buyer and each such Employee as a deed;

“Shares”	the Company’s Ordinary Shares of £1.00 each;

“Tax”	has the meaning given to it in Schedule 7;

“Tax Authority”	has the meaning given to it in Schedule 7;

“Tax Claim”	a Covenant Claim or a claim under the Tax Warranties (as the case may be);

“Tax Covenant”	the covenant in respect of Tax contained at Schedule 7;

“Tax Warranties”	the warranties set out in part 2 of Schedule 2 and “Tax Warranty” means any of them;

“Third Party Claim”	any claim, action or demand which is made or threatened by any third party against the Buyer or the Company and which is reasonably likely to give rise to a Claim (excluding a Tax Claim);

“Transaction Documents”	has the meaning given to it in clause 15;

“Warranty Claim”	a claim for breach of a Warranty;

“Warranties”	the warranties given by the Sellers and set out in Schedule 2 (including the Tax Warranties), and “Warranty” means any of them; and

“Worker”	any person who is not an Employee but who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

1.2	In this Agreement, unless otherwise specified, reference to:

1.2.1	a “subsidiary undertaking” is to be construed in accordance with section 1162 of the CA2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of that Act and a company shall be treated for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

a)	another person (or its nominee), whether by way of security or in connection with the taking of security; or

b)	its nominee;

1.2.2	a person being “connected” with another shall be determined in accordance with section 1122 and 1123 of CTA 2010 or sections 993 to 994 of the Income Tax Act 2007, as appropriate (except that in construing 1122 and 1123 of CTA 2010 “control” has the meaning given by section 1124 or section 450 of CTA 2010 so that there is control whenever section 1124 or 450 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of CTA 2010 or section 995 of the Income Tax Act 2007 requires);

1.2.3	a document in the “agreed terms” is a reference to that document in the form approved by or on behalf of each party;

1.2.4	“writing” includes any methods of representing words in a permanent legible form including e-mail;

1.2.5	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.6	a “party” means a party to this Agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7	a “person” includes any natural person, individual, company, firm, corporation, partnership, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8	the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.9	any:

a)	statute, statutory provision or subordinate legislation (“legislation”) or accounting standard shall be construed as referring to such legislation or accounting standard as it is in force as at the date of this Agreement and:

i	such legislation or accounting standard as amended and in force for the time being and to any legislation or accounting standard which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation or accounting standard; and

ii	any former legislation or accounting standard which it re-enacts, consolidates or enacts in rewritten form or supersedes,

b)	European Union law that is directly applicable or directly effective in the UK at any time is a reference to it as it applies in England and Wales from time to time including as retained, amended, extended or re-enacted on or after Exit Day (as defined in the European Union (Withdrawal) Act 2018) from time to time, provided that in the case of those matters which fall within clause 1.2.9a)i and 1.2.9b), as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party.

1.3	In this Agreement:

1.3.1	the Schedules form part of the operative provisions of this Agreement and (unless otherwise specified) reference to “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and Schedules to this Agreement;

1.3.2	the table of contents, the headings and the descriptive notes in brackets relating to provisions of Tax statutes in this Agreement (whether statutes, statutory instruments, orders, enactments, laws, by-laws, directives, regulations or decrees, whether domestic or foreign, providing for or imposing any Tax) are for information only and shall not affect the interpretation of this Agreement.

2	AGREEMENT TO SELL THE SHARES

2.1	On the terms of this Agreement and with effect from Completion:

2.1.1	each of the Sellers shall, with full title guarantee, sell; and

2.1.2	the Buyer shall, relying on the warranties and undertakings contained in this Agreement, purchase,

the Sale Shares, free from all Encumbrances and together with all rights and benefits attaching (or which may in the future attach) to the Sale Shares at the date of this Agreement including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	Each of the Sellers hereby unconditionally and irrevocably waives all rights of pre-emption and any other rights or restrictions over the Sale Shares conferred either by the articles of association of the Company or in any other way.

3	COMPLETION CONDITIONS

3.1	The obligation of the Buyer to effect the sale and purchase of the Sale Shares under this Agreement is subject to and conditional upon the satisfaction (to the reasonable satisfaction of the Buyer) of the following conditions, any and all of which may be waived by the Buyer at its sole discretion by written notice to the Sellers:

3.1.1	No Material Adverse Effect having occurred during the Interim Period and which is subsisting on the Completion Date;

3.1.2	no material breach of the Warranties having occurred;

3.1.3	no governmental entity having filed any proceedings for the purpose of prohibiting or otherwise challenging or interfering with the sale and purchase of the Sale Shares under this Agreement and (other than frivolous or vexatious claims) no other person having filed any such proceedings;

3.1.4	the Sellers having performed and/or complied with the undertakings set out in clause 5.2; and

3.1.5	the Sellers having performed and/or complied with the undertakings set out in clause 5.3 on each day of the Interim Period;

(together, the “Completion Conditions”).

3.2	The Sellers shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Completion Conditions are satisfied and (other than those to be satisfied on Completion) that they are satisfied as soon as practicable, and in any event no later than the Longstop Date. Neither the Sellers nor the Buyer shall not take any action that could reasonably be expected to adversely affect the satisfaction of the Conditions.

3.3	If any one or more of the Completion Conditions is not fully satisfied (or waived by the Buyer in accordance with clause 3.1 by the Longstop Date), this Agreement shall automatically terminate with immediate effect, except as provided in clause 3.4.

3.4	If this Agreement terminates in accordance with clause 3.3 then the Sellers shall procure that the Sellers’ Counsel will return the Initial Payment to the Buyer in accordance with clause 5.1, and upon the return of the Initial Payment to the Buyer, this Agreement will immediately cease to have any further force and effect except for:

3.4.1	any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement; and

3.4.2	any rights, remedies, obligations or liabilities of the parties that have accrued before termination, including the right to claim Losses in respect of any breach of the Agreement which existed at or before the date of termination.

4	PURCHASE PRICE

4.1	The total consideration for the purchase of the Sale Shares (the “Purchase Price”) shall be the aggregate amounts of:

4.1.1	the Estimated Adjusted Base Purchase Price less the Deferred Adjustment Payment less the Reserved Estimated Adjustment Amount less the Deferred Payment (the “Completion Payment”); plus

4.1.2	the Deferred Adjustment Payment, which shall be paid to the Sellers within six (6) weeks of the Completion Date; plus

4.1.3	the Reserved Estimated Adjustment Amount, subject to any adjustments that may be made to the Estimated Adjustment Amount in accordance with the Actual Completion Statement and in accordance with clause 7.2; plus

4.1.4	the Deferred Payment, which shall be paid to the Sellers on the Release Date subject to Buyer’s set-off rights in accordance with clause 8.

4.2	All payments to be made by the Buyer under this Agreement shall be made in Pound Sterling by electronic transfer of immediately available funds to such payees and, except as set out in clause 5.1, to such bank accounts as set out in the Payment Instructions. Payment in accordance with this clause 4.2 and the Payment Instructions shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

4.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any Claim.

5	Conduct prior to completion

5.1	Within two (2) Business Days following the date on which the Buyers receive the Sellers’ Solicitors written confirmation that they are able to accept direct payment from the Buyer into the Sellers’ Solicitors’ Account, the Buyer shall pay the Initial Payment into the Sellers’ Solicitors’ Account. The Initial Payment to the Buyer will be held in escrow by the Sellers’ Solicitors until Completion or, if earlier, the date of termination of this Agreement in accordance with clause 3.3. Upon Completion, the Initial Payment shall be considered an advance payment duly made on account of the Completion Payment, and shall be held and disbursed by the Sellers’ Solicitors in accordance with clause 6.9. In the event of termination of this Agreement in accordance with clause 3.3, the Sellers shall procure that the Sellers’ Solicitors shall, within two (2) Business Days of such termination, return the Initial Payment to Buyer, without any set-off, deduction or withholder.

5.2	The Sellers shall procure that, within ten (10) days from the date of this Agreement, all Settlement Agreements shall be duly executed as a deed, with effect as of the Completion Date. Such executed Settlement Agreements will be held in escrow by the Sellers’ Solicitors until Completion or, if earlier, the date of termination of this Agreement in accordance with clause 3.2. The Sellers’ Solicitors shall confirm receipt of the Settlement Agreements to the Buyer or its representatives and shall deliver the Settlement Agreements to Buyer at Completion.

5.3	During the Interim Period, the Company shall declare and distribute dividends in the amount of all of the cash in the Company’s bank accounts save for £314,546.50. At all times during the Interim Period, the Sellers shall:

5.3.1	procure that the Company carry on the Business in the normal course and as a going concern;

5.3.2	use their best endeavours to maintain the trade and trade connections of the Company;

5.3.3	not take any action that will result in a material breach of any of the Warranties;

5.3.4	use all reasonable endeavours to do or procure to be done such further acts and things as the Buyer may from time to time require with a view to facilitating the Buyer’s intent to cease all activities carried out at the Property as soon as practicable following the Completion Date and in any event prior to the termination date of the Employees as shall be set out in the Settlement Agreements not enter into any other agreement or arrangement where the effect of any such agreement or arrangement is likely to adversely affect, delay, impede or in any respect prejudice the fulfilment of the Completion Condition;

5.3.5	promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company; and

5.3.6	promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company and the Subsidiaries, and such access to their books and records, as the Buyer may reasonably require from time to time.

6	COMPLETION

6.1	Subject to clause 6.3 below, Completion shall take place on the Completion Date remotely via the electronic exchange of documents and signatures, or at such other time and/or place as shall be agreed upon between the Sellers and the Buyer, when all the matters set out in Part 1 of Schedule 4 and this clause 6 shall take place.

6.2	At Completion the Sellers shall comply with their obligations in Schedule 4.

6.3	Subject to the satisfaction of the Completion Conditions and to each of the Sellers complying with all their obligations in Schedule 4, at Completion the Buyer shall:

6.3.1	pay an amount equal to the Completion Payment less the Initial Payment (if paid) into the Sellers’ Solicitors’ Account;

6.3.2	deliver to the Sellers:

a)	a signed acknowledgement of the Disclosure Letter;

b)	a certified copy of the resolution adopted by the board of directors of the Buyer approving the transactions contemplated by this Agreement and the execution and delivery of the Transaction Documents and any other documents to be delivered by the Buyer at Completion.

6.4	All obligations of the Sellers in Schedule 4 and all obligations of the Buyer in clause 6.3 shall occur or shall be deemed to occur simultaneously, such that no such obligation shall be deemed satisfied and completed unless all such other obligations shall have been satisfied and completed.

6.5	If, notwithstanding the satisfaction of the Completion Conditions and each of the Sellers complying with all their obligations in Schedule 4, the Buyer shall breach its obligations under clause 6.3 upon Completion, without justified cause, the Sellers shall be entitled to terminate this Agreement by giving the Buyer at least 5 Business Days’ written notice of such termination, unless during such period the Buyer has complied with its obligations under clause 6.3. As used herein, a “justified cause” will include but not be limited to any failure to or delay in transferring the amount set out in clause 6.3.1 due to restrictions imposed by the Buyer’s or the Sellers’ Solicitors’ banks.

6.6	If this Agreement terminates in accordance with clause 6.5 then:

6.6.1	the Sellers shall be entitled to forfeit the Initial Payment; and

6.6.2	this Agreement will immediately cease to have any further force and effect except for any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement.

6.7	Promptly following Completion, the Buyer shall, with the assistance of Sellers (to the extent requested by Buyer), do or procure to be done such further acts and things as are set carry out in Schedule 5 (together, the “Accounts Migration”).

6.8	In no event shall Sellers directly or indirectly (through third parties) access any of the accounts identified in Schedule 5 (or any other accounts owned, used or operated by the Business) following Completion, without the Buyer’s prior written consent and then only for the purposes expressly mandated by Buyer and for Buyer’s benefit.

6.9	Buyer shall notify Sellers’ Solicitors forthwith in writing upon its successful completion of the Accounts Migration (the “Release Notice”). Until delivery of the Release Notice, the Completion Payment held by the Sellers’ Solicitors will be held to the strict order of the Buyer and the Sellers shall provide instructions to the Sellers’ Solicitors confirming the terms of this clause 6.9.

7	ADJUSTMENT AMOUNT

7.1	The parties shall procure that the Actual Completion Statement is prepared and agreed or determined (as the case may be) in accordance with the remainder of this clause 7.

7.2	The Buyer shall within 60 days of the Completion Date, prepare and submit to the Sellers a draft of the Actual Completion Statement (the “Draft Actual Completion Statement”). The Draft Actual Completion Statement shall be prepared in accordance with the remainder of this clause 7.

7.3	In the event of a failure by the Buyer to submit the Draft Actual Completion Statement to the Sellers within the period referred to in clause 7.2, the Estimated Adjustment Amount shall be deemed to be the Adjustment Amount for the purposes of this Agreement.

7.4	The draft Actual Completion Statement shall be prepared on the following basis, and in the order of priority shown below:

7.4.1	applying the following specific accounting principles, bases, conventions, rules and estimation techniques:

a)	Inventory shall be valued at Landed Cost, save that if any particular unit of Inventory is for any reason not immediately saleable at Completion, then any costs required to make such Inventory saleable shall be estimated in good faith and deducted from the Landed Cost of such Inventory;

b)	all non-saleable, defective and slow-moving Inventory shall be valued at £nil;

c)	any unit of Inventory comprising ASINs and SKUs no longer traded by the Business shall be valued at £nil; and

d)	all refunds made by the Buyer for products sold by the Company prior to Completion shall be deducted from the value of the Inventory; and

7.4.2	to the extent not provided for by the matters referred to in clause 7.4.1, in accordance with GAAP.

7.5	The Sellers shall, within 10 days after receipt of the Draft Actual Completion Statement, give written notice to the Buyer stating whether they agree with the Draft Actual Completion Statement. The Buyer shall procure that the Sellers and the Sellers’ advisors are given all such assistance and access (during business hours) to all such information in the possession or control of the Buyer as they may reasonably require in order to enable the Sellers to reach their decision.

7.6	If the Sellers give notice that they have no proposed amendments to the Draft Actual Completion Statement, then the Draft Actual Completion Statement shall constitute the Actual Completion Statement for the purposes of this Agreement. If the Sellers give notice that they have proposed amendments to the Draft Actual Completion Statement, the Sellers shall within such notice inform the Buyer of their proposed amendments and the Sellers and the Buyer shall, within the period of 20 days after receipt of such notice, seek to agree the proposed amendments.

7.7	In the event of a failure by the Sellers to give written notice to the Buyer within the period referred to in clause 7.2, stating whether they agree with the Draft Actual Completion Statement, the Draft Actual Completion Statement shall be deemed to be the Actual Completion Statement for the purposes of this Agreement.

7.8	In the event of any dispute between the Sellers and the Buyer as to any matter relevant to the Draft Actual Completion Statement remaining unresolved at the expiry of the period referred to in clause 7.6, such failure or dispute shall be referred to the Expert. The Expert’s determination shall be limited to:

7.8.1	whether any errors have been made in the preparation of the Draft Actual Completion Statement or the documents, accounts or working papers used to determine the Adjustment Amount; and

7.8.2	any consequential adjustments, corrections or modifications that are required to the Draft Actual Completion Statement.

7.9	Unless otherwise agreed by the parties, the Expert shall be required to make its determination in writing (including the reasons for the determination) and to provide a copy to each party as soon as reasonably practicable and in any event within 30 days of its appointment. The Expert’s fees shall be paid by the Sellers and/or the Buyer in the proportions determined by the Expert and the Expert shall give due consideration to the conduct of the parties when making such determination. The Sellers and the Buyer shall procure that the Expert is given all such assistance and access to all such information in the Buyer’s or (as the case may be) the Sellers’ possession or control as such firm may reasonably require in order to determine the Actual Completion Statement. The Expert shall act as an expert and not as an arbitrator. Save in the event of manifest error or fraud the Expert’s determination shall be binding on the parties.

7.10	The following payments shall be made on or before the fifth Business Day following the date on which the Actual Completion Statement is agreed or determined in accordance with this clause 7:

7.10.1	if the Adjustment Amount as set out in the Actual Completion Statement exceeds the Estimated Adjustment Amount (the amount of such excess being the Excess), the Buyer shall pay the Reserved Estimated Adjustment Amount plus the amount of any Excess to the Sellers; or

7.10.2	if the Adjustment Amount as set out in the Actual Completion Statement is less than the Estimated Adjustment Amount (the amount of such shortfall being the Shortfall), then:

a)	if the Shortfall is less than the Reserved Estimated Amount, the Buyer shall retain an amount equal to the Shortfall and will pay to the Seller an amount equal to the difference between the Reserved Estimated Adjustment Amount and the Shortfall, and

b)	if the Shortfall is greater than the Reserved Estimated Amount, the Buyer shall retain the Reserved Estimated Adjustment Amount and the Sellers shall pay to the Buyer an amount equal to the difference between the Reserved Estimated Adjustment Amount and the Shortfall.

8	Deferred Payment and Set-off

8.1	From Completion, the Deferred Payment shall be held and released by the Buyer in accordance with the terms of this clause 8.

8.2	If on the Release Date:

8.2.1	a Due Amount (or any part of it) is outstanding, the Buyer shall be entitled (at its sole discretion) to satisfy all (to the extent possible) or part of the Sellers’ liability to pay the Due Amount by way of set-off against the Deferred Payment, and to treat its obligation to make the Deferred Payment as being reduced pro tanto by the amount so set off; and/or

8.2.2	there is an Outstanding Claim, the Buyer shall be entitled (at its sole discretion) to:

a)	withhold from the Deferred Payment an amount equal to the Estimated Liability in respect of that Outstanding Claim or, if lower, the full amount of the Deferred Payment (the “Reserved Deferred Payment”); and

b)	defer payment of the Reserved Deferred Payment until such time as the Outstanding Claim has become a Resolved Claim.

8.2.3	there is no Due Amount or any Outstanding Claim, the Buyer shall pay the Deferred Payment (or any part of the Deferred Payment remaining after the Sellers’ liability to pay any Due Amount in respect of any Resolved Claim has been satisfied prior to the Release Date by way of set-off against the Deferred Payment), in accordance with the Payment Instructions.

8.3	Where a Reserved Deferred Payment has been withheld by the Buyer pursuant to clause 8.2.2 in respect of an Outstanding Claim, on that claim becoming a Resolved Claim the Buyer shall:

8.3.1	be entitled (at its sole discretion) to satisfy all (to the extent the Reserved Deferred Payment is sufficient) or part of the Sellers’ liability to pay the Due Amount in respect of the relevant Resolved Claim by way of set-off against the corresponding Reserved Deferred Payment, and to treat its obligation to pay the Reserved Deferred Payment as being reduced pro tanto by the amount so set off; and

8.3.2	pay the remaining balance of the Deferred Payment (if any) after the Buyer has exercised its rights pursuant to clause 8.3.1 in accordance with the Payment Instructions. Such payment shall be made by the Buyer within 10 Business Days of the Outstanding Claim becoming a Resolved Claim.

8.4	Where the provisions of clause 8.2.2 apply, the Buyer and the Sellers shall use all reasonable endeavours to agree the Estimated Liability as soon as possible, and in any event, within the period of 10 Business Days following the Release Date. In the absence of such agreement, the following procedure shall apply:

8.4.1	The determination of the Estimated Liability and the prospects of success of any Outstanding Claim shall be referred to Counsel at the request of either the Buyer or the Sellers;

8.4.2	Counsel shall be requested to provide their determination of the Estimated Liability and the prospects of success of each Outstanding Claim referred to Counsel in accordance with clause 6.4.1 within 15 Business Days of accepting their appointment (or such other period as the Buyer and the Sellers may otherwise agree with Counsel);

8.4.3	In the event that Counsel advises that any Outstanding Claim does not have a reasonable prospect of success, the Estimated Liability in respect of such Outstanding Claim shall be zero;

8.4.4	Counsel shall act as an expert and not as arbitrator and their determination regarding the amount of the Estimated Liability shall, in the absence of manifest error, be final and binding on all the parties; and

8.4.5	Counsel’s fees shall be borne by the Buyer and the Sellers equally or as Counsel may otherwise direct having regard to the respective conduct of the parties.

8.5	The amount of any Reserved Deferred Payment withheld by the Buyer in accordance with this clause 8 shall not be regarded as imposing any limit on the amount of any claims under this agreement or at law.

8.6	If a Due Amount is not satisfied in full by the Buyer exercising any of its other rights to set-off pursuant to the terms of this clause 8, nothing in this Agreement shall prevent or otherwise restrict the Buyer’s right to recover the balance from the Sellers and the Due Amount (to the extent not so satisfied) shall remain fully enforceable against the Sellers.

9	WARRANTIES, INDEMNITIES AND TAX

Sellers’ Warranties and Indemnities

9.1	The Sellers hereby warrant to the Buyer on a joint and several basis that, except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this Agreement and as of the Completion Date, provided that no matter is capable of being Disclosed against Warranty number 1 under any circumstances.

9.2	A payment of any Warranty Claim shall include any amount necessary to ensure that, after any Tax applied with respect to such payment (whether by deduction or direct assessment), the Buyer is left with the same amount it would have had if the payment was not subject to Tax subject always to the limitations set out in clause 10.

9.3	Each of the Warranties shall be separate and independent and save as expressly provided in this Agreement, shall not be limited by reference to any other paragraph of Schedule 2.

9.4	The liability of the Sellers under the Warranties other than the Fundamental Warranties and Tax Warranties shall be limited in accordance with clause 10 but not otherwise. The liability of the Sellers under the Fundamental Warranties and Tax Warranties or under any Indemnity Claim or Covenant Claim shall be limited to the Purchase Price actually paid to the Sellers.

9.5	Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made due and careful enquiries.

9.6	Any information supplied by or on behalf of the Company to or on behalf of the Sellers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the Business and affairs of the Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company in favour of the Sellers and each of the Sellers undertakes to the Buyer (on behalf of itself and as trustee for the Company and its directors, employees, agents and advisers) that he or she will not bring any claims whatsoever which he or she might otherwise have against the Company or any of its directors, employees, agents or advisers in respect thereof.

9.7	Without limiting any other rights or remedies the Buyer may have, the Sellers shall indemnify, keep indemnified, defend and hold harmless the Buyer against, and shall pay to the Buyer a sum equal to, all Losses suffered or incurred by the Buyer arising out of or in connection with any of the following matters:

9.7.1	save as disclosed, any breach of the Fundamental Warranties or any of the Fundamental Warranties proving to be untrue or misleading;

9.7.2	any Inventory comprising of finished goods being determined faulty or unsaleable, to the extent that any such Losses have not been accounted for in the Adjustment Amount and the Actual Completion Statement;

9.7.3	any product refunds made by the Buyer for products sold by the Company prior to Completion, to the extent that such product refunds have not been accounted for in the Adjustment Amount and the Actual Completion Statement;

9.7.4	any claim by Employees that are employed by the Company at the Completion Date relating to, or in any way connected with their employment with the Company (save in relation to salaries payable in respect of the period between Completion Date and the date of termination of such Employees’ termination date as stated in the Settlement Agreement executed by each such Employee), the redundancy process applied by the Company, the Settlement Agreements executed by such Employees and/or the cessation of such employees’ employment with the Company;

9.7.5	any obligation of the Company to contribute towards pension, lump sum, death, ill-health, disability or accidents benefits in respect of the Sellers;

9.7.6	the termination of any pension scheme, plan or arrangements adopted by the Company or for which it contributes to (“Company Pension”);

9.7.7	any claim made against the Company (under a guarantee or otherwise) by a customer of the Company in respect of the woodwork treatments sold by the Company on or prior to Completion;

9.7.8	any claim made against the Company by either Seller relating to the termination of the Company Pension;

9.7.9	any liability of the Company in respect of the period prior to Completion (including (without limitation) any liabilities relating to the pest control services business previously carried on by the Company and/or relating to the Company breaching or failing to comply with any laws applicable to its operations prior to Completion, or arising out of any action taken or failed to be taken by the Sellers or the Company prior to Completion); and

9.7.10	any liability of the Company for dilapidations or other repairs required in respect of the Property, to the extent such liability exceeds, in the aggregate, the sum of £10,000.

9.8	Any payment made by the Sellers under clause 9.7 shall include:

9.8.1	an amount in respect of all reasonable proper costs and expenses incurred by the Buyer in bringing the relevant claim; and

9.8.2	any amount necessary to ensure that, after any Tax due on the payment (whether by way of direct assessment or withholding at its source), the Buyer is left with the same amount it would have had if the payment was not subject to Tax.

9.9	If the Buyer becomes aware of a claim under clause 9.7 (“Dispute”) then, without limiting in any way the Sellers’ obligation to indemnify the Buyer in accordance with clause 9.7, the Buyer shall:

9.9.1	as soon as reasonably practicable, give written notice of the Dispute to the Sellers, specifying in reasonable detail the nature of the Dispute;

9.9.2	keep the Sellers reasonably informed of the progress of, and all material developments in relation to, the Dispute and provide the Sellers with copies of all material information and correspondence relating to such Dispute (subject to legal professional privilege and any obligations of confidence that are binding on the Buyer or any other member of its Group); and

9.9.3	act in good faith with the Sellers with regards to agreeing quantum in relation to any Dispute.

Buyer’s Warranties

9.10	The Buyer hereby warrants to the Sellers that:

9.10.1	it has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party;

9.10.2	it has taken all necessary actions and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents (to which the Buyer is a party) in accordance with their respective terms;

9.10.3	this Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in accordance with their respective terms;

9.10.4	the execution and delivery by the Buyer of this Agreement and the Transaction Documents, and compliance with their respective terms shall not breach or constitute a default:

a)	under any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or

b)	of any order, judgment, decree or other restriction applicable to the Buyer

9.10.5	no order has been made and no resolution has been passed for the winding up of the Buyer and no petition has been presented for the purpose of winding up the Buyer;

9.10.6	no administration order has been made and no petition or application for such an order has been made or presented and no administrator has been appointed in respect of the Buyer;

9.10.7	no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer or all or any of its assets;

9.10.8	no composition or similar arrangement with creditors including, but not limited to, a voluntary arrangement has been proposed under Part 1 Insolvency Act 1986 in respect of the Buyer.

Third Party Claims

9.11	Upon the Buyer or any member of the Buyer’s Group becoming aware of any claim, action or demand against it by a third party which is reasonably likely to give rise to any Warranty Claim or to a claim for indemnity in accordance with clause 9.7 of this Agreement (in each case, a “Third Party Claim”), the Buyer shall and shall procure that the relevant member of the Buyer’s Group shall:

9.11.1	as soon as reasonably practicable and in any event within 15 Business Days of becoming aware of such claim, action or demand notify the Sellers by written notice of any such Third Party Claim;

9.11.2	subject to the Sellers indemnifying the Buyer in a form reasonably satisfactory to the Buyer against any Losses which may be properly incurred, allow the Sellers and their professional advisors to inspect and take copies of the books, records and correspondence of the Company in relation to such Third Party Claim; and

9.11.3	consult with the Sellers with respect to the Third Party Claim and otherwise keep the Sellers informed with respect to the status of the Third Party Claim.

9.12	The provisions of Schedule 7 shall apply in this Agreement in relation to Tax.

10	Limitations on Claims

10.1	Subject to clause 9.4, the aggregate liability of the Sellers for all Claims shall not exceed an amount equal to the Base Purchase Price.

10.2	The Sellers shall not be liable for a Claim (not being a Tax Claim) unless the amount of the Sellers’ liability in respect of such Claim, either individually or when aggregated with the Sellers’ liability for all other Claims, exceeds £16,000, in which case the Sellers shall be liable for the whole amount claimed (and not just the amount above the threshold specified in this clause).

10.3	The Sellers shall not be liable for a Claim (not being a Covenant Claim) unless notice in writing of the Claim, summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers:

10.3.1	in the case of a Tax Claim, a Claim for breach of Warranty number 1, or a Claim made under clause 9.7.9 above, on or before the seventh anniversary of Completion;

10.3.2	in the case of any other Claim, on or before the second anniversary of Completion.

10.4	The Sellers shall have no liability in respect of any Warranty Claim, if and to the extent that the matter giving rise to it results from any facts, matters, events or circumstances that have been Disclosed.

10.5	The Sellers shall have no liability in respect of any Claim that is not a Tax Claim, if and to the extent that the liability arises or its value is increased as a result of a change in any law after Completion (except where such change in law was announced before Completion).

10.6	If the Buyer receives any payment or benefit from any policy of insurance or any third party other than the Sellers as a result of the circumstances giving rise to a Claim (excluding a Tax Claim), and the Sellers have made any payment to the Buyer in respect of that Claim, the Buyer shall as soon as practicable after receipt pay to the relevant Sellers an amount which is the lesser of the amount of the payment or benefit received from the insurer or other third party and the payment received from the Sellers, having deducted all costs, charges and expenses reasonably incurred by the Buyer in obtaining the payment or benefit.

10.7	Nothing in this clause 10 applies to exclude or limit the Sellers’ liability:

10.7.1	in respect of any of the Fundamental Warranties or Tax Warranties; and/or

10.7.2	if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers (or the Sellers’ agents or advisers).

11	PROTECTION OF GOODWILL

11.1	Each of the Sellers hereby undertakes to the Buyer and the Company that (except as otherwise agreed in writing by the Buyer) he or she will not either solely or jointly with any other person (either on his or her own account or as the agent of any other person) for a period of three (3) years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than 1% of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which competes with the Business.

11.2	Without prejudice to clause 11.1, each of the Sellers hereby undertakes to the Buyer and the Company that (except as otherwise agreed in writing with the Buyer) he or she will not either solely or jointly with any other person (either on his own account or as agent of any other person):

11.2.1	for a period of three (3) years from Completion employ or solicit the custom of any person in respect of goods or services competitive with the Business, such person having been a customer of the Company in respect of such goods or services during such period;

11.2.2	for a period of three (3) years from Completion, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 12 months prior to Completion, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or reduce its supply of goods or services to the Company, or to vary adversely the terms upon which it conducts business with the Company;

11.2.3	use any trade or domain name or e-mail address used by the Company at any time during the 3 years immediately preceding the date of this Agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address; or

11.2.4	access or attempt to access the main login account of any Amazon seller central account owned by the Company using any computer, mobile phone or other device that has been used to access the main login of the Seller Central Account.

11.3	Each of the Sellers agrees that the undertakings contained in this clause 11 are reasonable and are entered into for the purpose of protecting the goodwill of the Business and that accordingly the benefit of the undertakings may be assigned by the Buyer and its successors in title without the consent of the Sellers or any of them.

11.4	Each undertaking contained in this clause 11 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind each of the Sellers.

11.5	If any undertaking contained in this clause 11 shall be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 11.5) shall take effect as if reduced by 6 months until the resulting period shall be valid and enforceable.

11.6	No Seller shall at any time disparage the Company or the Business, any member of the Buyer’s Group, any of their respective businesses, any of their respective officers, managers, members, partners, shareholders, directors or employees, or the reputation of any of such persons.

12	CONFIDENTIAL INFORMATION

12.1	Each of the Sellers undertakes with the Buyer and the Company that he or she shall not, and will procure that none of the Sellers’ connected persons shall, use or disclose to any person Confidential Information.

12.2	Clause 12.1 does not apply to:

12.2.1	disclosure of Confidential Information to or at the written request of the Buyer;

12.2.2	use or disclosure of Confidential Information required to be disclosed by law, regulation or any Tax Authority;

12.2.3	disclosure of Confidential Information to professional advisers for the purpose of advising the Sellers;

12.2.4	use of Confidential Information by the Sellers in any third-party expert proceedings contemplated by this Agreement or in any legal proceedings conducted with a view to enforcing the Sellers’ rights under this Agreement or any other Transaction Documents;

12.2.5	Confidential Information which the Sellers can prove is in the public domain other than by a breach by any of the Sellers of Clause 12.1; or

12.2.6	disclosure of Confidential Information by the Buyer to other members of the Buyer’s Group, provided such parties are informed of the confidential nature of the Confidential Information and the Buyer procures that such parties take all such steps as may be necessary to ensure the Confidential Information is kept confidential.

13	EFFECT OF COMPLETION

13.1	The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

13.2	The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion, subject to the provisions of Clause 10. The right of the Sellers to rely on any of the Buyer’s warranties in Clause 9.10 shall continue to subsist notwithstanding Completion.

14	FURTHER ASSURANCE and post-completion matters

14.1	Each of the Sellers shall at the Sellers’ expense use all reasonable endeavours to do or procure to be done such further acts and things and execute or procure the execution of all such other documents as the Buyer may from time to time require for the purpose of giving the Buyer the full legal and beneficial title to the Sale Shares and otherwise giving the Buyer the full benefit of this Agreement.

14.2	Each of the Sellers hereby irrevocably (by way of security to secure the proprietary interest of the Buyer as purchaser of the Sale Shares) appoints the Buyer as his or her attorney for the purpose of exercising any and all rights, privileges or duties attaching to the Sale Shares including receiving notices of and attending and voting at all meetings of the members of the Company. This power of attorney shall expire on the date on which the Buyer is entered in the Company’s register of members as the holder of the Sale Shares.

14.3	Each of the Sellers declares that for as long as he or she remains the registered holder of any of the Sale Shares after Completion he or she will:

a)	hold such Sale Shares and the dividends and any other moneys paid or distributed in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer; and

b)	deal with such Sale Shares and all such dividends, distributions and rights as the Buyer may direct for the period between Completion and the day on which the Buyer is entered in the register of members of the Company as the holder of those Sale Shares.

14.4	Each of the Sellers undertakes to:

14.4.1	use reasonable endeavours to promptly do or procure to be done all such further acts and things and promptly execute or procure the execution of all such other documents as the Buyer may from time to time reasonably require for the purpose of amending the bank mandates of the Company promptly following Completion as directed by the Buyer; and

14.4.2	not, at any time from Completion, execute or carry out any transaction with respect to the bank accounts of the Company without the prior written consent of the Buyer.

14.4.3	at the cost of the Buyer and for a period of 12 months following the Completion Date:

a)	use his or her reasonable endeavours to confirm the assignment of any Intellectual Property used in the course of the Business to the Company (to the extent not already assigned); and

b)	provide reasonable assistance in the defence of the use of such Intellectual Property by the Company by attending telephone calls or video conferences with the Buyer during the Sellers’ normal working hours.

15	ENTIRE AGREEMENT

Each party acknowledges and agrees with the other party that this Agreement together with any documents referred to in this Agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties relating to the subject matter of the Transaction Documents, and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances and understandings between them, whether written or oral, relating to their subject matter.

16	VARIATION, waiver and invalidity

16.1	This Agreement may be varied only by a document signed by each of the parties to it.

16.2	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

16.3	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative with and not exclusive of any rights or remedies provided by law.

16.4	If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability under the law of that or any other jurisdiction of any other provision shall not be affected or impaired in any way.

17	NOTICES

17.1	Any notices, demands, or other communications (“Notices”, and each a “Notice”) given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by prepaid first class post (registered air mail if posted to or from a place outside the United Kingdom) or email:

In the case of the Buyer to:

c/- Jeffs’ Brands Ltd.

3, Hanechoshet St.

Tel Aviv, Israel

Email: Victor@jeffsbrands.com

Attention: Victor Hacmon

With copies to, as courtesy and not as notice:

Sharon Raviv & Co., Law Offices

107, HaHashmonaim St.,

Tel-Aviv 6713321, Israel

Email: sharon@ravivlaw.com

Attention: Adv. Sharon Raviv

In the case of the Sellers to:

Craig Davies

17 Connaught Road,

Seaford, East Sussex, BN25 2PT

Email: cd@hawkia.uk

With copies to, as courtesy and not as notice:

Jaswal Johnston LLP

73-75 Mortimer Street, London, W1W 7SQ

Email: tj@jjlaw.co.uk

Attention: Anthony Johnston

17.2	Any Notice shall be deemed to have been duly given or made as follows:

17.2.1	if personally delivered, at the time of delivery;

17.2.2	if sent by first class post, two Business Days after the date of posting;

17.2.3	if sent by registered air mail, four Business Days after the date of posting; and

17.2.4	if sent by email, at the time of transmission,

provided that if, in accordance with the above provisions, any Notice would otherwise be deemed to be given or made before 9.00am on a Business Day such Notice shall be deemed to be given or made at 9.00am on that day and if deemed to be given or made after 5.00pm on a Business Day or at any time on a day that is not a Business Day such Notice shall be deemed to be given or made at 9.00am on the next Business Day.

17.3	Clauses 17.1 and 17.2 do not apply to the service of any proceedings or other documents in any legal action or proceeding.

18	Assignment

18.1	This Agreement shall be binding upon and enure for the benefit of the successors in title to the parties but, except as set out in Clause 18.2, shall not be assignable by any party without the prior written consent of the other.

18.2	From Completion, the Buyer may, without the need to obtain the consent of the Sellers, assign the benefit of this Agreement (including, without limitation, the Warranties) in whole but not in part, to: (A) any purchaser of all or substantially all of the assets of Buyer; or (B) lenders of Buyer or its affiliates as collateral security for borrowings; or (C) any of its subsidiaries or holding companies for the time being or to any subsidiary for the time being of any such holding company provided that if such assignee subsequently ceases to be a member of the Buyer’s Group, the Buyer shall procure that, prior to its ceasing to be so, such assignee reassigns to the Buyer or (upon giving written notice to the Sellers) to another member of the Buyer’s Group such rights and benefits under this Agreement or the other Transaction Documents as have been assigned to it.

18.3	Subject to and upon any assignment permitted by this Agreement, any assignee of the parties shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were a party, but until such time any such assignee of the parties shall have no such rights whether as a third party or otherwise.

18.4	Except as expressly set out in this Agreement or the other Transaction Documents, no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement or the other Transaction Documents.

19	Third Parties

19.1	The parties agree that (save as set out in Clause 19.2 and where may be expressly stated otherwise in this Agreement) for the purposes of the Contracts (Rights of Third Parties) Act 1999 they do not intend any person other than a party to this Agreement to be able to enforce any term of this Agreement.

19.2	Clauses 11 (Protection of Goodwill) and 12 (Confidential Information) confer on the third parties expressly identified therein rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement.

20	general

20.1	Save as required by law or any governmental or regulatory organisation, no announcement concerning the transactions contemplated by this Agreement will be made by the Sellers except with the prior written approval of the Buyer or by the Buyer except with the prior written approval of the Sellers.

20.2	Unless expressly otherwise provided in this Agreement each of the parties shall bear his or its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Sale Shares and the negotiation and preparation of the Transaction Documents.

20.3	This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

21	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English law and each party agrees to submit to the exclusive jurisdiction of the English courts over any claim or matter arising under or in connection with this Agreement.

IN WITNESS of which this document has been duly executed as a deed and delivered on the date stated at the beginning of this document.

SCHEDULE 1

PART 1

PARTICULARS OF THE COMPANY

1. Registered number:	05636073

2. Registered office:	16 Euro Business Park, New Road, Newhaven, United Kingdom, BN9 0DQ

3. Date and place of incorporation	25 November 2005

4. Class of Shares	Ordinary Shares of £1.00 each

5. Issued share capital:	100 Shares

7. Directors:	Craig Philip Davies Sarah Jane Davies-Broadhurst
8. Secretary:	Sarah Jane Davies-Broadhurst

9. VAT number	854685777

11. Accounting reference date:	March 31

13. Mortgages and charges:	None

14. Subsidiary undertakings:	None

15. Registrable PSCs and RLEs	The Sellers

PART 2

INTELLECTUAL PROPERTY

Registered Trademarks:

UKIPO

Client ID: 1386953 –

https://trademarks.ipo.gov.uk/ipo-tmowner/page/search?id=1386953&domain=1

Mark text:	Mark type:	Classes:	DATE OF REGISTRATION	REGISTRATION NUMBER (With Link to Site)	STATUS	COUNTRY OF REGISTRATION

Roshield	Word	21	10 November 2016	UK00003196079	Registered	UK
Roshield	Word	5	03 September 2018	UK00003335656	Registered	UK
Entopest	Word	5, 9, 21	22 November 2016	UK00003198146	Registered	UK
Rempro	Word	2	09 March 2017	UK00003217701	Registered	UK
Birdgo	Word	6, 19	24 March 2017	UK00003220935	Registered	UK
ProPest / PROPEST	Word	5, 21	03 September 2018	UK00003335673	Registered	UK
PestPro / PESTPRO	Word	5, 21	28 September 2018	UK00003341769	Registered	UK
The following registered trademarks are no longer used by the company:
Topperama	Word	16, 20	03 March 2017	UK00003216484	Registered	UK
Dr Grögels	Word	20	09 March 2017	UK00003217694	Registered	UK
seahaven	Word	5	09 March 2017	UK00003217705	Registered	UK
Seaheaven	Word	5	20 March 2017	UK00003219721	Registered	UK

Active with EUIPO

Client ID: 1115651 - https://euipo.europa.eu/eSearch/#details/owners/1115651

Mark text:	Mark type:	Classes:	DATE OF REGISTRATION	REGISTRATION NUMBER (With Link to Site)	STATUS	COUNTRY OF REGISTRATION

Roshield	Word	5, 21	11/12/2020	018292580	Registered	UK, EU
Entopest	Word	5, 21	08/01/2021	018306563	Registered	UK, EU

Domain Names:

Domain Name	Host
birdgo.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

entopest.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

fortproducts.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

meshventcover.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

mothremoval.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

propest.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

rempro.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

roshield.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

solarpanelmesh.co.uk	Heart Internet (Domain Parking), Hostinger (Website Hosting)

Fortserver.co.uk	Heart Internet (Domain Parking), Hostinger (Image Server Hosting)

bristlestrips.co.uk	Heart Internet (Domain Parking)

flyzappers.co.uk	Heart Internet (Domain Parking)

fortpro.co.uk	Heart Internet (Domain Parking)

fortproduct.co.uk	Heart Internet (Domain Parking)

thepestshop.co.uk	Heart Internet (Domain Parking)

cdavies.co.uk	Heart Internet (Domain Parking)

hailshampestcontrol.co.uk	Heart Internet (Domain Parking)

seagullrescue.com	Heart Internet (Domain Parking)

seahavengroup.co.uk	Heart Internet (Domain Parking)

ukbirdcontrol.co.uk	Heart Internet (Domain Parking)

mothstop.co.uk	Heart Internet (Domain Parking)

chemnology.co.uk	Heart Internet (Domain Parking)

Unregistered Trademarks:

None.

Third Party Platforms:

(i)	eCommerce Channels:

Amazon.co.uk	A122HIA47YLUYE	https://www.amazon.co.uk/sp?ie=UTF8&seller=A122HIA47YLUYE
ebay.co.uk		https://www.ebay.co.uk/str/fortproductsuk
onbuy.com		https://www.onbuy.com/gb/shop/fort-products-uk/
diy.com		https://www.diy.com/verified-sellers/seller/2518
Woocommerce websites		birdgo.co.uk entopest.co.uk fortproducts.co.uk meshventcover.co.uk mothremoval.co.uk propest.co.uk rempro.co.uk roshield.co.uk solarpanelmesh.co.uk

(ii)	SaaS Services:

SOFTWARE	LINK TO TERMS
Google	https://policies.google.com/terms?hl=en-US

Storefeeder	https://storefeeder.com/terms-conditions/

Replyco	https://replyco.com/terms-and-conditions/

Xero	https://www.xero.com/uk/legal/terms/

Feedback Whiz	https://feedbackwhiz.threecolts.com/terms-of-use

Link My Books	https://linkmybooks.com/terms-of-service

Heart Internet	https://www.heartinternet.uk/terms

Ryver	https://ryver.com/terms-of-service/

Hostinger	https://www.hostinger.co.uk/universal-terms-of-service-agreement

GS1 UK	https://www.gs1uk.org/Terms-and-conditions

Sellerboard	https://sellerboard.com/terms

Adobe Creative Cloud All Apps 100GB	https://www.adobe.com/uk/legal/terms.html

Clipping Magic	https://clippingmagic.com/policies/terms

Ad-Lister for eBay Listings	https://www.ad-lister.co.uk/terms-and-conditions-ad-lister/

Wordpress	https://wordpress.com/tos/

Woocommerce	https://woocommerce.com/posts/terms-of-service-update/

Sitekit by Google	https://policies.google.com/terms?hl=en

Email Encoder - Protect Email Addresses	https://wp-webhooks.com/terms-and-conditions/

LiteSpeed Cache	https://www.litespeedtech.com/support/forum/help/terms/

WooCommerce Stripe Gateway	https://wordpress.com/tos/

Perfect Brands for WooCommerce	https://advanced-woo-search.com/terms-and-conditions/

WooCommerce PayPal Payments	https://wordpress.com/tos/

Code Snippets	https://wordpress.com/tos/

Elementor Pro	https://elementor.com/terms/

iThemes Security Pro	https://ithemes.com/terms-and-conditions-of-use/

Updraft Plus	https://updraftplus.com/terms-and-conditions-for-support-responses/

SEOPress	https://www.seopress.org/terms-conditions/

Robin Image Optimiser	https://cm-wp.com/terms-of-service/

Max Mega Menu	https://www.megamenu.com/privacy-policy/

Flycart Pricing Table	https://www.flycart.org/terms-conditions

Checkout Upsell	https://www.shopify.com/legal/terms

Ajax Search Pro	https://ajaxsearchpro.com/terms-of-service/

Woocommerce Advanced Shipping	https://wordpress.com/tos/

IRivYou reviews	https://www.wooshark.com/term

Porto Woocommerce Theme (Entopest Website)	https://themeforest.net/legal/market

Image Attributes Pro	https://imageattributespro.com/terms

WooLentor Pro - Developer	https://woolentor.com/terms-conditions/

(iii)	Social Media Accounts:

Name / Social Platform	URL
Instagram	https://www.instagram.com/fortproductsuk/ https://www.instagram.com/remprouk https://www.instagram.com/roshielduk https://www.instagram.com/entopestuk
Facebook

https://www.facebook.com/FortProducts

https://www.facebook.com/people/Roshield/100063812175490/

https://www.facebook.com/people/Entopest/100065243481227/

https://www.facebook.com/people/Rempro/100066722531997/

Pinterest	N/A

Twitter	https://twitter.com/Roshield_UK https://twitter.com/Entopest_UK https://twitter.com/Rempro_UK https://twitter.com/fort_products

Unregistered Copyrights:

Photography and other media used by the Company in its marketing materials and product packaging. A full catalogue of all unique photos and branded imagery for products has been provided to Buyer.

ASINs, SKUs and UPCs

Please see attached

schedule 2

Part 1

warranties

Part 1 – General Warranties

1	TITLE WARRANTIES

1.1	Capacity:

1.1.1	The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which they are a party in accordance with their respective terms.

1.1.2	This Agreement and each of the other Transaction Documents to which the Sellers are a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in accordance with their respective terms.

1.1.3	There are no applicable consents or licences required for the Sellers to enter into and perform this Agreement and each of the other Transaction Documents to which they are a party in accordance with their respective terms.

1.1.4	The execution and delivery of, and the performance by each of the Sellers of their obligation under, this Agreement will not:

a)	result in a breach of, or constitute a default under, any instrument; or

b)	result in a breach of any order, judgment or decree of, or undertaking to, any court or government body to which such Sellers is a party or by which the Sellers is bound.

1.2	The Sale Shares:

1.2.1	The Sellers are the only legal and beneficial owners of the Sale Shares as set out in Schedule 1.

1.2.2	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

1.2.3	There is no Encumbrance in relation to any of the Sale Shares or any unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to, and there are no restrictions notice pursuant to Schedule 1B to the CA2006 in force in respect of, any of the Sale Shares.

1.2.4	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including any option or right of pre-emption or conversion).

2	THE COMPANY

2.1	The Company is a limited company incorporated under the laws of England and Wales and has been in continuous existence since incorporation.

2.2	The information in Schedule 1 relating to the Company is true and accurate.

2.3	The Company does not have any beneficial or other interest in any company, business or organisation.

2.4	The Company’s business is limited to acting as a seller of products through Amazon, diy.com, Ebay, Woocommerce and OnBuy. The Company has not engaged in any other business activities since its incorporation.

3	ACCOUNTS

3.1	The Accounts have been prepared in accordance with GAAP and in accordance with the applicable law and give a true and fair view of the assets and liabilities of the Company for the financial year ended on that date.

3.2	The Accounts:

3.2.1	make adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks, for depreciation on fixed assets and for liabilities (including contingent and potential liabilities) and Tax (including deferred Tax);

3.2.2	do not overstate the value of current or fixed assets; and

3.2.3	do not understate any liabilities (whether actual or contingent).

3.3	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

3.4	The Accounts have been prepared on a basis consistent with the annual accounts of the Company for the two prior accounting periods without any change in accounting policies used.

3.5	All accounting, financial and other records of the Company (including the statutory books of the Company) have been properly prepared, filed and maintained, do not contain any material inaccuracies or discrepancies, are in the possession and control of the Company and comply with all applicable laws.

3.6	No notice has been received or allegation made that any accounting, financial or other records of the Company are incorrect or should be rectified.

4	CHANGES SINCE LAST ACCOUNTS DATE

4.1	Since the Last Accounts Date:

4.1.1	the Company has conducted its business in the normal course and as a going concern;

4.1.2	there has been no reduction in the value of the net assets of the Company and no material adverse change in the turnover, financial position or prospects of the Company nor the loss of any supplier or customer;

4.1.3	the Company has not issued or agreed to issue any share or loan capital;

4.1.4	save as set out in clause 5.3, no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

4.1.5	the Company has not borrowed any money that has not been repaid in full, and has not raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £10,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of £5,000;

4.1.6	no shareholder resolutions of the Company have been proposed or passed;

4.1.7	the Company has not assumed or incurred or agreed to assume or incur a liability, obligation or expense (actual or contingent) for a value in excess of [£5,000], save for trade bills in the ordinary course of the Company’s business details of which are Disclosed; and

4.1.8	no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, the Sellers or any person connected with the Sellers.

5	ASSETS

5.1	The Company is the full legal and beneficial owner of, has good and marketable title free from all Encumbrances to and is in possession and control of, all assets included in the Accounts, any assets acquired since the Last Accounts Date (except for those disposed of in the normal course of business) and all other assets used by the Company and such assets are free from any Encumbrance.

5.2	None of the assets shown in the Accounts or acquired by the Company since the Last Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

5.3	The assets of the Company comprise all the assets necessary for the continuation of the business in the manner in which such business has been carried on as at the Last Accounts Date and as at Completion.

5.4	So far as the Sellers are aware, the Inventory is in good condition, is not excessive and is adequate in relation to current trading requirements of the Company and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without discount, rebate or allowance to a buyer.

5.5	All products sold by the Company, or advertised for sale by the Company since the Company’s incorporation and all products in stock and waiting to be sold as at the date of Completion are of satisfactory quality (within the meaning of the Sale of Goods Act 1979) and comply with all applicable statutory and regulatory requirements.

6	FINANCIAL MATTERS

6.1	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company or any other person.

6.2	The Company has no outstanding loan capital, has not lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

6.3	The Company has not factored or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third party.

6.4	All debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this Agreement been realised or will, within three months after the date of this Agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

6.5	Particulars of the credit or debit balances on all the bank or deposit accounts of the Company and of all overdrafts, loans, financial facilities of, or other money borrowed by, the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed. No person who provides any financial facilities to the Company has indicated that any such facility may be withdrawn or its terms altered.

6.6	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. The Company has not received any notice whose terms have not been fully complied with or carried out from any creditor requiring any payment to be made or intimating the enforcement of any security which it may hold over the assets of the Company.

6.7	Since the Last Accounts Date the Company has paid its creditors in accordance with their respective credit terms.

7	COMPLIANCE WITH ONLINE MARKETPLACE TERMS

7.1	The Company has at all times remained in compliance with the terms of service, conditions of use, and any and all other agreements or arrangements (including click-through arrangements) imposed by Amazon, its online marketplace or any other online marketplace on which the Company has operated the Business.

7.2	Neither any Seller nor the Company nor any of the products sold by the Company has ever been suspended or otherwise prevented from selling or being sold (as the case may be) on Amazon.

7.3	No claim, action, proceeding, or investigation by Amazon of any nature pending or, so far as the Sellers are aware, threatened against the Sellers, the Company and/or any of the products sold by the Company relating to or affecting the Seller Central Account and, so far as the Sellers are aware, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action relating to the Seller Central Account;

7.4	Neither the Sellers nor the Company have ever received:

7.4.1	any notice or communication from Amazon terminating, suspending, or threatening to terminate or suspend the Seller Central Account or any of its listings; or

7.4.2	any safety incident, performance notification, or infringement notification from Amazon.

7.5	The Sellers do not own or sell any other ASINs, SKUs or UPC other than those set out in Part 2 of Schedule 1.

7.6	The Sellers and the Company have complied with all certification and product compliance requirements in respect of each of the products sold by the Company in each jurisdiction in which such sales were made.

7.7	The Sellers have never engaged in any activity disapproved by Amazon or any other marketplace with a view to:

7.7.1	manipulating any rankings on Amazon or such other marketplace; and/or

7.7.2	acquiring positive reviews on Amazon or such other marketplace.

8	INTELLECTUAL PROPERTY

8.1	Complete and accurate particulars of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned by the Company are set out in Part 2 of Schedule 1.

8.2	Complete and accurate particulars respectively of all licences, agreements, authorisations or permissions (in whatever form and whether express or implied) under which the Company:

8.2.1	uses or exploits Intellectual Property Rights owned by any other person;

8.2.2	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any other person, are set out in Part 2 of Schedule 1.

8.3	Except to the extent Disclosed, the Company is the sole legal and beneficial owner of all Company IP, free from all Encumbrances. No Company IP is registered in the name of any person other than the Company.

8.4	The Company does not require the use of any Intellectual Property Rights in order to carry on the Business in the manner in which it was operated at and before the date of this Agreement and to fulfil any currently existing plans or proposals, other than those rights which it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns.

8.5	The registered Intellectual Property Rights set out in Part 2 of Schedule 1 are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or is reasonably likely to cease to be valid, subsisting or enforceable. In particular:

8.5.1	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

8.5.2	nothing has been done, or not been done, which might render any registered trade mark owned or used by the Company liable to be revoked or declared invalid;

8.5.3	there are and have been no oppositions, claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

8.6	All confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter).

8.7	So far as the Sellers are aware, no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name.

8.8	Nothing is due to be done within 90 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Company IP which is registered or the subject of an application for registration.

8.9	So far as the Sellers are aware, there is and has been no unauthorised use, misappropriation or infringement by any third party of any of the Company IP, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company and no action is current or anticipated.

8.10	Insofar as the Sellers are aware, a change of control of the Company, or any other transaction contemplated under this Agreement, will not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any of the Company IP.

8.11	The activities of the Company have not:

8.11.1	infringed and do not infringe the Intellectual Property Rights of any third party;

8.11.2	constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; or

8.11.3	given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

8.12	Except as Disclosed, neither the Company, nor any person on its behalf, operates any Facebook, Twitter, LinkedIn or other social media account or any blog hosted on a third party platform, in respect of the Company or the Business.

8.13	The Company owns all title to the domain names used in connection with the Business and as far as the Sellers are aware, no domain names have been registered by any person which are similar to any trade marks, service marks, domain names or business or trading names used, created or owned by the Company.

9	EFFECT OF SALE

9.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

9.1.1	so far as the Sellers are aware, cause the Company to lose the benefit of any right or privilege it presently enjoys; or

9.1.2	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company.

10	CONSTITUTION

10.1	The articles of association of the Company in the form in the Disclosure Letter are true and complete and contain or have annexed to them copies of all resolutions and agreements as required by the CA2006, and all amendments thereto (if any) were duly and properly made.

10.2	There is no written resolution of the Company with a circulation date prior to the date of this Agreement which has not yet been passed by the members or else lapsed in accordance with the CA2006.

10.3	The statutory books of the Company are up to date, in its possession and are true, complete and accurate in accordance with applicable legal requirements. The Company has not received any notice or allegation that the register of members is incorrect, incomplete or should be rectified.

10.4	In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA2006.

10.5	All documents required to be delivered to the Registrar of Companies have been properly prepared and filed in accordance with applicable legal requirements and are true, complete and accurate.

10.6	There are no powers of attorney in force given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

11	INSURANCE

11.1	The policies of insurance maintained by or on behalf of the Company (the “Policies”) have been Disclosed, are in full force and effect, all premiums due on the Policies have been paid and all other conditions of the Policies have been performed and observed. So far as the Sellers are aware, the Company has not done, or omitted to do, anything that may result in an increase in the premium payable for any of the Policies or affect the renewal of any of the Policies.

11.2	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

12	CONTRACTUAL MATTERS

12.1	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

12.1.1	is a Material Contract; or

12.1.2	involves the sale of products other than through diy.com, Amazon’s fulfilment service, diy.com, Ebay, Woocommerce or OnBuy; or

12.1.3	is of a long term, unusual or exceptional nature, will result in a loss to the Company, cannot readily be performed or fulfilled by the Company or is on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

12.1.4	is not in the ordinary and usual course of business of the Company or on the Company’s standard terms and conditions, copies of which have been Disclosed; or

12.1.5	involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements; or

12.1.6	involves agency, distributorship, franchising, marketing rights, partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

12.1.7	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000; or

12.1.8	is not on arm’s length terms.

12.2	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or received any notices of breach in respect of a Material Contract and:

12.2.1	no other party to a Material Contract has defaulted under or breached such a contract; and

12.2.2	no such default or breach by the Company or any other party is likely or has been threatened.

12.3	No notice of termination of a Material Contract has been received or served by the Company and so far as the Sellers are aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

12.4	During the 12 months ending on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company and no customer or supplier has ceased or substantially reduced its business with the Company and nothing has been received by the Company or the Sellers that indicated that there will or may be any such change, cessation or reduction.

12.5	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and either of the Sellers or any person connected with either of the Sellers.

12.6	Neither of the Sellers, nor any person connected with either of the Sellers, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which any of the Sellers or a person connected with the Sellers would otherwise be entitled.

13	INFORMATION TECHNOLOGY

13.1	The Company is the owner of the IT System, free from Encumbrances and all other rights exercisable by third parties. The Company has obtained all necessary rights from third parties and has in place all necessary agreements (such as licence, escrow, maintenance and support agreements) to enable it to make exclusive and unrestricted use of the IT System.

13.2	The elements of the IT System:

13.2.1	are functioning properly and in accordance with all applicable specifications and so far as the Sellers are aware, are not defective in any respect;

13.2.2	have sufficient capacity and performance to meet the current requirements of the business carried on by the Company;

13.2.3	have not been and as far as the Sellers are aware, will not be affected by any changes in dates (past, present or future) and are capable of performing functions in multiple currencies, including the euro.

13.3	The Company has reasonable security procedures and disaster recovery plans in place in respect of the IT system (taking into account the nature and size of the Business).

14	LIABILITIES

14.1	Save as Disclosed, the Company has not, in the last 6 years, applied for or received a grant, subsidy or financial assistance from any government department or agency or a local or other authority.

14.2	The Company has not manufactured, sold or supplied products or provided services which are, or were, or so far as the Sellers are aware are likely to become, in any material respect, faulty or defective, or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company, or with all applicable regulations, standards and requirements.

14.3	Save for any condition or warranty implied by law, the Company has given no guarantee, condition or warranty or made any representation in respect of any product or service it has supplied or accepted any obligation which could give rise to any liability after any products or services have been supplied or provided by it.

14.4	The Company has no outstanding liabilities (including disputed or contingent liabilities) other than the liabilities disclosed in the Accounts or incurred, in the normal course of business, since the Last Accounts Date.

15	PERMITS

15.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting and there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

16	INSOLVENCY

16.1	The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the Company and has not stopped paying its debts as they fall due.

16.2	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

16.2.1	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

16.2.2	a general readjustment or re-scheduling of all or any material part of the Company’s indebtedness with any one or more of its creditors is proposed; or

16.2.3	some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

16.2.4	a person is appointed to manage the affairs, business and assets of the Company on behalf of the Company’s creditors; or

16.2.5	the holder of a charge over all or any of the Company’s assets is appointed to control the business and/or all or any assets of the Company.

16.3	In relation to the Company, no administrator has been appointed, no documents have been filed with the court for the appointment of an administrator and no notice of intention to appoint an administrator has been given by the Company, its directors or by a holder of any Encumbrance.

16.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.5	No distress, enforcement power, execution or other process has been levied on an asset of the Company.

16.6	Neither of the Sellers has:

16.6.1	had a bankruptcy petition presented against him or her or been declared bankrupt;

16.6.2	been served with a statutory demand, or is unable to pay any debts within the meaning of the Insolvency Act 1986;

16.6.3	stopped paying his or her debts as they fall due;

16.6.4	any outstanding judgments or Court orders against him or her;

16.6.5	had distress, enforcement power, execution, charging order, garnishee order or other process levied on or applied for in respect of any of his or her assets;

16.6.6	had a receiver appointed over of his or her assets or been served with a formal written demand by his or her bank for immediate repayment of a secured debt;

16.6.7	entered into, or has proposed to enter into, any composition or arrangement with, or for, his or her creditors (including any individual voluntary arrangement); or

16.6.8	been subject of any other event analogous to the foregoing in any jurisdiction.

17	LITIGATION AND COMPLIANCE WITH LAW

17.1	The definitions in this paragraph apply in this Agreement:

“Environment”:	the natural and human-made environment including all or any of the following media: air (including air within buildings and other natural or human-made structures above or below the ground), water, land, and any ecological systems and living organisms (including humans) supported by those media.

“Hazardous Substances”:	any material, substance or organism which, alone or in combination with others, is capable of causing harm to the Environment, and in the case of humans, this includes offence caused to any of their senses or harm to their property.

“Hazardous Substances Laws”:	all laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes and all terms and conditions imposed by Amazon and each other online marketplace through which the Company conducts its Business (or any part of such Business) which from time to time apply to the Company (or any part of its Business) and to the extent that they relate to or apply to Hazardous Substances and/or Waste.

“Hazardous Substances Matters”:	all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the generation, presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

“ Hazardous Substances Permits”:	any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Hazardous Substances Laws for the operation of the Business.

“Waste”:	any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

17.2	The Company has at all times conducted its business in accordance with its articles of association and in all material respects with all applicable laws, regulations, orders and codes of conduct.

17.3	Neither the Company nor any of its directors nor any person for whom the Company is vicariously liable:

17.3.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

17.3.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

17.4	No such proceedings, investigation or inquiry as are mentioned in paragraph 16.2 of this Schedule 2 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

17.5	So far as the Sellers are aware, there are no product liability claims that could be asserted against the Company.

17.6	The Company has obtained and complied at all times with all Hazardous Substances Permits. All Hazardous Substances Permits are in full force and effect, and there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of, or the inability to transfer, any Hazardous Substances Permits or which would prevent compliance with any Hazardous Substances Permit.

17.7	There are no conditions in any Hazardous Substances Permit and no facts or circumstances in relation to any Hazardous Substances Permit which are likely to require any material expenditure in order for the carrying on of the Business in compliance with the Hazardous Substances Permits.

17.8	The Company has at all times operated in compliance with all Hazardous Substances Laws and there are no facts or circumstances that may lead to any breach of or liability under any Hazardous Substances Laws or any claim or liability in respect of Hazardous Substances Matters or which are likely to require any material expenditure in order for the carrying on of the Business in compliance with Hazardous Substances Laws.

17.9	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any property owned or occupied or previously owned or occupied by the Company.

17.10	There have been no reports or claims of (i) personal injury to any person or (ii) damage to the Environment relating to any of the products sold by the Company.

17.11	The Company has:

17.11.1	at all times complied in all material respects with the requirements of all Data Protection Laws;

17.11.2	not, so far as the Sellers are aware, been subject to any personal data breach (as defined under the Data Protection Laws);

17.11.3	not, at any time, been the subject of any investigation, enquiry, penalty or other enforcement or sanction of the Information Commissioner’s Office; and

17.11.4	not received any complaints or claims for loss or compensation from any data subject or other third party in respect of its obligations under Data Protection Laws.

17.12	The Company has in place adequate procedures designed to prevent its associated persons (within the meaning of section 8 of the Bribery Act 2010) from undertaking conduct which would constitute an offence under section 7(1) of that Act.

17.13	The Company has, at all times, conducted its business in accordance with Anti-Corruption Laws, Anti-Terrorism and Anti-Money Laundering Laws. The company has never engaged in any activity that would be defined as the acquisition, use or control of criminal property. Copies of the Company’s policies in respect of Anti-Corruption Laws, Anti-Terrorism and Anti-Money Laundering Laws are Disclosed.

18	DIRECTORS AND EMPLOYEES

18.1	The name of each person who is a director of the Company is set out in Schedule 1.

18.2	The Disclosure Letter includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of each contract including their remuneration (including any benefits provided or which the Company is bound to provide to them or their dependants, whether now or in the future) and the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals.

18.3	The Sellers have Disclosed copies of all service contracts and contracts for services and all handbooks, policies and other documents which apply to the Employees and Workers of the Company (whether binding or not), identifying which applies to which employee.

18.4	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement that is not a contract of employment with the Company (including virtual assistants, consultants and secondees), and full particulars of the terms on which such persons provide their services.

18.5	Other than its obligations under law, the Company does not have (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its current or former officers or employees.

18.6	The Company is not a party to, bound by or proposing to introduce in respect of any of its current or former directors, Employees or Workers, any enhanced termination benefits, redundancy payment scheme (in addition to statutory redundancy pay), or any incentive arrangement or scheme (including, without limitation, any share option or share award plan, and commission, profit sharing or bonus scheme).

18.7	No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company and any of the current or former Employees or Workers relating to the relevant contract, its termination and any reference given or comments made by the Company regarding them.

18.8	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

18.9	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

18.10	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

18.11	Save as set out in the Settlement Agreements, there are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

18.12	In respect of each Employee and Worker, the Company has performed all obligations and duties it is required to perform whether or not legally binding and whether arising under contract, statute, common law or in equity or under any treaties including the EC Treaty or the Treaty on the Functioning of the European Union or laws of the European Union (as any treaties or laws of the European Union apply in England and Wales from time to time, including as retained, amended, extended, re-enacted or otherwise given effect on or after 11pm on 31 January 2020) or otherwise.

18.13	The Company has not entered into any agreement or arrangement (whether or not binding) with any trade union, staff association, staff council, works council, information and consultation body or any other worker representatives relating to any person employed or engaged by or in the Company.

18.14	The Company has not offered, promised or agreed to any future variation in the terms of employment or engagement of any Employee or Worker.

19	PROPERTY

19.1	Save for the Property, the Company does not own, use or occupy any freehold or leasehold property.

19.2	The Company does not have any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land and buildings.

19.3	The Company has no liability (whether actual or contingent) in respect of any Previously-owned Land and Buildings, nor has it given any guarantee or indemnity for any liability relating to any property, any Previously-owned Land and Buildings or any other land and buildings. In this paragraph, “Previously-owned Land and Buildings” means any land and buildings that has or have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or by any member of its Group, but which are either:

19.3.1	no longer owned, occupied or used by the Company; or

19.3.2	owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

19.4	So far as the Sellers are aware, the Property is in good repair and condition and is in such condition and state of repair as to be substantially fit for the purpose for which it is used at present. Insofar as the Sellers are aware, no structural or other material defects have appeared in respect of, or affected, the buildings and structures on, or comprising, the Property, or any additions or fixtures annexed to the Property, or any part thereof, and the Company has incurred no liability for dilapidations in respect of the Property.

20	PENSIONS

20.1	The Company does not have any obligation to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (“Relevant Benefits”) in respect of its current or former officers or employees (“Pensionable Employees”) and no proposal or announcement has been made to any employee or officer of the Company about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

PART 2

TAX WARRANTIES

1	TAX

1.1	Position since the last accounts date

1.1	Since the Last Accounts Date:

1.1.1	the Company has not engaged in any transaction, and no Event has occurred, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any Relief, would have given or would give rise to such a liability) other than Tax in respect of normal trading profits arising from transactions entered into in the ordinary course of trading;

1.1.2	save as taken into account in the Actual Completion Statement, the Company has not incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits;

1.1.3	no accounting period of the Company has ended within the meaning of Part 2 Chapter 2 CTA 2009 (accounting periods);

1.1.4	the Company has not made any claim or application to pay any Tax by instalments or to defer the payment of any Tax;

1.1.5	no event or transaction has occurred that has resulted in any asset of the Company being deemed to have been disposed of and re-acquired for any Tax purpose or in the clawback or withdrawal of any Relief previously given.

2	Returns, disputes and compliance

2.1	The Company has duly complied with all law, statutes, rules, regulations, orders and directions in respect of Taxation, whether of the United Kingdom or any other jurisdiction.

2.2	The Company has within relevant time limits correctly made, given and/or submitted all necessary information, notices, returns (including any land transaction returns), registrations, elections, particulars, declarations, entries, claims for Reliefs, disclaimers and computations to the relevant Tax Authority and such submissions are (and remain) true and accurate in all material respects, have been prepared on a proper basis and are not the subject of any question or dispute nor so far as the Sellers are aware are likely to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability of any Relief.

2.3	The Company is not and has not been the subject of any investigation, enquiry, audit or discovery by any Tax Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and so far as the Sellers are aware there are no circumstances which make it likely that the Company will, in the foreseeable future, be so subject or will incur any such liability.

2.4	The Company has not applied for or otherwise sought any statutory clearance or non-statutory clearance from any Tax Authority.

2.5	The Company does not have any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax liability, assessment or deficiency that is currently in effect.

2.6	No enquiry which has been made into a corporation tax return of the Company remains outstanding.

2.7	No asset of the Company nor the Shares is liable to confiscation, forfeiture or distraint by any Taxation Authority, nor is any such asset subject to any charge, encumbrance, lien, mortgage, power of sale or other right or security over the asset which is exercisable by any Taxation Authority.

2.8	Neither the entering into nor the performance or completion of this Agreement will result in any asset being deemed to have been disposed of and re-acquired by the Company for Tax purposes or in any Taxation liability arising to the Company or in the clawback or withdrawal of any Relief previously obtained.

2.9	The Accounts make full provision or reserve within generally accepted accounting practice for any period ending on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on the Company or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting practice.

3	Deductions and payments of tax

3.1	All Tax for which the Company is liable (insofar as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source and has duly paid or accounted for such amounts to the relevant Tax Authority.

3.2	The Company is not liable to pay corporation tax in instalments.

4	Records

4.1	The Company has maintained and is in possession of all sufficient records required for Tax purposes and all such records remain true, complete and accurate. In particular (but without prejudice to the foregoing) the Company has sufficient records relating to past events to permit accurate calculation of any Tax liability or Relief which would arise on a disposal or realisation on Completion of each asset owned by the Company at the Last Accounts Date or acquired by the Company since that date but before Completion.

4.2	The Disclosure Letter contains full details of all claims, notifications, disclaimers, elections or other actions assumed to have been made, given or taken for the purposes of the provisions or reserves for Tax included in the Accounts that have not actually been made at the date of this Agreement.

5	Residence/overseas activities/shareholdings

5.1	The Company is and has always been resident in the United Kingdom for the purposes of Tax and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention or any other Tax purposes.

5.2	The Company is not and has never carried on any trade or otherwise been liable to Tax other than in the United Kingdom, nor has it ever acted as the branch, agent, factor or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on or has ever carried on any such trade or business through the Company.

5.3	The Company does not carry on and has not carried on any business or trade through a permanent establishment outside the UK.

5.4	The Company does not hold and has not held or agreed to acquire shares in any company and does not have and has not held an interest in an offshore fund.

6	Secondary liabilities

The Company is not, and so far as the Sellers are aware, will not become, and has not entered into any agreement under which it could become, liable to pay any Tax, or to make reimbursement or indemnity in respect of any Tax, for which another company or person is or was primarily liable.

7	Close company

7.1	The Company has never been a close investment holding company as defined in section 34 CTA 2010.

7.2	The Company is and has always been a close company for the purposes of section 439 CTA 2010.

7.3	The Company has not made or agreed to make any loan to any participator or associate for the purposes of sections 455, 459 or 460 CTA 2010 or provided or agreed to provide any payment or benefit to a participator which has or could be treated as a distribution within the meaning of section 1064 CTA 2010.

8	Capital allowances

The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Last Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would arise.

9	Chargeable gains

The amount at which any asset is included in the Accounts and/or the amount of consideration given on the acquisition of any asset acquired since the Last Accounts Date is such that on the disposal of such asset for a consideration equal to such amount (disregarding any statutory right to make any election or claim any allowance or relief other than one available under section 38 of the Taxation of Chargeable Gains Act 1992) no liability to corporation tax would arise in respect of any chargeable gain.

10	Groups

10.1	The Company is not and has never been a member of a group for the purposes of Tax.

11	Value added tax

11.1	The Company is duly registered in the United Kingdom for the purposes of the legislation relating to VAT under VAT Number [] and is not registered, nor required to be registered, in any other jurisdiction in respect of VAT or any similar tax.

11.2	The Company:

11.2.1	makes no supplies other than taxable supplies for the purposes of VAT; and

11.2.2	obtains and has, throughout the four-year period ending on the date of this Agreement, obtained credit for all input tax paid or suffered by it.

11.3	The Company is not and has never been treated as a member of a group for VAT purposes.

11.4	The Company has not:

11.4.1	received a surcharge liability notice under section 59 or 59A VATA or a penalty liability notice under section 64 VATA or been issued with any written warning under section 76(2) VATA; or

11.4.2	been required to make payments on account of VAT pursuant to the Value Added Tax (Payments on Account) Order 1993 or to give security to a Tax Authority in relation to VAT or customs or excise duties, and there are no circumstances which could rise to the Company receiving any such surcharge liability notice, penalty liability notice or written warning or being required to make any such payments on account or give such security.

11.5	Neither the Company nor any relevant associate of the Company (within the meaning of paragraph 3 of Schedule 10 VATA) has exercised any option to tax land or buildings under Schedule 10 VATA or made a real estate election pursuant to paragraph 21 of Schedule 10 VATA.

11.6	There are no restrictions on the Company opting to tax or making a real estate election in respect of any land or buildings.

11.7	The Company does not own and has not owned or agreed to acquire any assets to which Part XV of the VAT Regulations 1995 (SI 1995/2518) (capital goods scheme) may apply (or their equivalent in any other jurisdiction).

11.8	The Company is not and has not been the “operator” of an “online marketplace” and has not been given, and there are no grounds in connection with the Company upon which any Tax Authority could give, a “liability notice” (as defined in section 77B VATA or any equivalent or similar legislation in any other jurisdiction).

12	US taxes

12.1	The Company is not registered, nor required to be registered, in any jurisdiction in the US in respect of sales or use Taxes in the US.

12.2	All sales Taxes, import duties, customs duties, excise duties, tariffs or other Tax payable by the Company in connection with any goods imported, supplied or sold by the Company on or before Completion have been duly paid to the relevant Tax Authority by the due date for doing so.

12.3	The Company has used the correct or most appropriate HTS code for the purpose of importing goods into the US.

13	Inheritance tax

No shares in or assets of the Company are or may be subject to any charge by virtue of section 237 IHTA, no person has or may have power under section 212 IHTA to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company’s assets or shares and the Company has not made any transfer of value to which part IV IHTA might apply.

14	Distributions and other payments

14.1	No distribution or deemed distribution for Tax purposes, including within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in its statutory accounts, and the Company is not bound to make any such distribution.

14.2	The Company has not been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

15	Loan relationships and derivative contracts

15.1	All debits and credits in respect of the Company’s loan relationships or derivative contracts are brought into account by the Company as debits or credits for the purposes of part 5 CTA 2009 or part 7 CTA 2009 (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the Company.

15.2	No liability to Taxation or non-trading deficit would arise from the loan relationships to which the Company is a party being repaid to the extent of the amounts shown in respect of such loan relationships in the Accounts of the Company, if so repaid as at the date of this Agreement or, in the case of any loan relationship to which the Company has become a party since the Accounts Date, being repaid at par as at the date of this Agreement.

16	Intangible Fixed Assets

16.1	For the purposes of this paragraph 16, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009 and to which that legislation applies. References to an intangible fixed asset shall be construed accordingly.

16.2	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company.

16.3	No claims or elections have been made by the Company under Chapter 7 of Part 8 of CTA 2009 (Part 7 of Schedule 29 to the Finance Act 2002), or section 827 of CTA 2009 (paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company.

16.4	The Company does not hold nor has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

17	Stamp duties

17.1	All documents which establish or are necessary to establish the title of the Company to any asset owned at Completion, or in which the Company may be interested, have been properly and duly stamped for stamp duty purposes and there are no such documents located outside the United Kingdom which would attract stamp duty if brought into the United Kingdom.

17.2	The Company has not claimed any relief from stamp duty, stamp duty land tax, land transaction tax or land and buildings transaction tax and has not entered or agreed to enter into any transaction or been party or agreed to be party to any document in respect of which it would able to claim any such relief.

17.3	The Company has not:

17.3.1	made an application to defer any payment of stamp duty land tax, land transaction tax or land and buildings transaction tax;

17.3.2	entered or agreed to enter into any land transaction or other transaction which will or may give rise to an obligation after Completion to make a return and/or a payment of stamp duty land tax, land transaction tax or land and buildings transaction tax; or

17.3.3	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease.

17.4	The Company has no liability to land transaction tax or land and buildings transaction tax (nor are there any circumstances whereby such a liability will or may arise in the future).

18	Employee tax

18.1	The Company has properly operated the PAYE system and complied with all its obligations in respect of national insurance and has complied with all its reporting, accounting and payment obligations to the relevant Tax Authority in connection with payments (including notional payments) made or treated as made to and benefits provided to or for employees, officers and directors (including former employees, officers and directors) of the Company.

18.2	No employee or director or former employee or director of the Company or any other person holds or has within the last six years held any shares or securities or options over or interests in any shares or securities of the Company and so far as the Sellers are aware there are no circumstances in which the Company could be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system or otherwise in respect of, or in consequence of, any Event occurring in relation to any such shares, securities, options or interests.

18.3	There are no trusts or other arrangements in place under which any employees or former employees of the Company or others could obtain a benefit in any form by virtue of such employment.

18.4	The Company has not set up and nor does it operate any share incentive, share option, phantom share option or other incentive scheme for the benefit of any of its current or former officers or employees.

18.5	No securities, interests, or securities options in or of the Company have been issued or created in respect of which a charge could arise under Part 7 ITEPA 2003.

18.6	No payments or loans have been made to, and no assets have been made available or transferred to, or earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of part 7A of the Income Tax (Earnings and Pensions) Act 2003.

18.7	Save as provided for in this Agreement, there is no arrangement, formal or informal, so far as the Sellers are aware, for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder in connection with this Agreement or the transactions contemplated by this Agreement.

18.8	The Company qualifies and has, since 5 April 2021, qualified as a small company for the purposes of Chapter 10 Part 2 ITEPA 2003.

18.9	The Company is not (and, so far as the Sellers are aware, will not be) required to deduct or withhold any amount in respect of Tax from any payment to be made by it (or on its behalf) on or in connection with Completion.

19	Anti-avoidance

19.1	The Company has not been a party to, or otherwise involved in any transaction, scheme or arrangement:

19.1.1	containing steps or stages having no commercial purpose; and/or

19.1.2	designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE;

19.2	The Company has not entered into any notifiable arrangements or schemes for the purposes of DOTAS or DAC 6.

19.3	The Company has not been party to any transaction in respect of which an amount or value different from the amount or value of the actual consideration given or received by the Company should or could be substituted for Tax purposes.

20	Transfer pricing

All transactions or arrangements made or entered into by the Company (including, for the avoidance of doubt, with any other person or business controlled by, or associated or connected with, any of the Sellers for Tax purposes) have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by any Tax law, and there are no circumstances in which Part 4 of Taxation (International and Other Provisions) Act 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment, for Tax purposes, to the terms of any transactions or arrangements entered into or made by the Company. The Company is not, nor has it been, involved in any correspondence, enquiry or dispute or received any notice from any Tax Authority in any jurisdiction concerning the adjustment of profits of associated enterprises for Tax purposes.

21	Other taxes

21.1	The Company is not registered or liable to be registered for insurance premium tax.

21.2	The Company has not entered into any contract to which the provisions of the construction industry scheme in Chapter 3 Part 3 Finance Act 2004 apply and is not subject to any provisions in that Chapter.

22	Failure to prevent facilitation of tax evasion

22.1	No person, acting in the capacity of an associated person (as defined in section 44(4) of the CFA) of the Company has committed:

22.1.1	a UK tax evasion facilitation offence under section 45 of the CFA; or

22.1.2	a foreign tax evasion facilitation offence under section 46 of the CFA.

22.2	The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the CFA.

22.3	Neither the Company nor any of its associated persons (as defined in section 44(4) of the CFA) is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

23	COVID-19

23.1	The Disclosure Letter contains full details of any arrangements entered into by the Company, and any liability of the Company to pay Tax which has been deferred, in either case pursuant to any COVID Measure.

23.2	There are no circumstances which could give rise to HMRC being able to claim back any amounts paid to the Company by any Tax Authority pursuant to any COVID Measure.

SCHEDULE 3

ADJUSTMENT AMOUNT

The sum of:

(a)	the amount of cash held by the Company at 08:00 am (GMT) on the Completion Date that is not subject to any Encumbrances or held as security for any Guarantee, less agreed reduction of £65,800; plus

(b)	the amount of Amazon Receivables and trade receivable; plus

(c)	the Landed Cost of all Inventory; plus

(d)	the deposit paid for the warehouse; plus

(e)	any deposit or prepayment made by the Company to a manufacturer of any Inventory prior to the Completion Date relating to the purchase or transportation of Inventory (and that doesn’t fall within limb (c) of this definition); minus

(f)	all accounts payable of the Company as at 8.00 am (GMT) on the Completion Date; minus

(g)	any accrued expense or liability of the Company, including any Borrowings, as at 8.00 am (GMT) on the Completion Date; minus

(h)	any customer deposits held by the Company; minus

(i)	any settlement amount due and payable to any employees of the Company that shall be made redundant at or prior to Completion at the Seller’s election; minus

(j)	any liability for Tax in respect of the period ending on the Completion Date; minus

(k)	any other item that would be classified as an obligation or liability of the Company existing as at 8.00 am (GMT) on the Completion Date;

all of the foregoing, as calculated in accordance with clause 7.4.

schedule 4

Completion Obligations

1.	SELLERS’ OBLIGATIONS

1.1	At Completion the Sellers shall deliver to the Buyer:

1.1.1	a duly executed transfer of the Sale Shares in favour of the Buyer accompanied by the relevant share certificates (or an express indemnity in the agreed terms in the case of any lost certificate);

1.1.2	written resignation in the agreed terms duly executed as a deed of each of the directors of the Company;

1.1.3	a letter, in the agreed terms, from each of the Sellers confirming that he or she has ceased to be registrable persons (within the meaning of section 790C CA 2006) in relation to the Company;

1.1.4	a letter in the agreed terms from the Sellers confirming that at Completion, all Completion Conditions have been satisfied (save for those that have been waived by the Buyer, in writing);

1.1.5	the certificates of incorporation and any certificates of incorporation on change of name, common seals (if any), cheque books (and all unused cheques), statutory books and minute books of the Company duly written up to date and share certificate books of the Company;

1.1.6	to the extent not in the possession of the Company, all books of account or records as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the Business;

1.1.7	a release and acknowledgement in the agreed terms duly executed as a deed, releasing the Company and its officers and employees from any liability whatsoever (actual or contingent) which may be owing to the Seller or any of his connected persons by the Company;

1.1.8	statements confirming the cash balance in each bank account held by the Company as at close of business on the Business Day before the Completion Date;

1.1.9	appropriate forms to amend the mandates given by the Company to its bankers;

1.1.10	a confirmatory assignment of intellectual property rights relating to Company IP that is held by each of the Sellers, in the agreed terms, duly executed by such Seller and the Company;

1.1.11	complete and accurate account details (including usernames and passwords) with respect to the Company’s bank accounts;

1.1.12	complete and accurate account details (including usernames and passwords) with respect to the Company’s Amazon Seller Central Account, diy.com, Ebay, Woocommerce and OnBuy accounts, domain administration and email accounts and social media accounts;

1.1.13	the Consultancy Agreement; and

1.1.14	the Settlement Agreements.

2.	REPAYMENTS, GUARANTEES ETC

2.1	The Sellers shall procure that at Completion:

2.1.1	there are repaid all sums (if any) owing to the Company by the Sellers or any of their connected persons or by the directors of the Company or any of their respective connected persons and whether or not such sums are due for repayment; and

2.1.2	the Company is released from any Guarantee, suretyship, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person.

3.	RETURN OF PROPERTY

The Sellers shall procure at Completion that each person resigning under paragraph 1.1.2 of this Schedule 4 and any connected person of any of the Sellers or of any such persons will deliver to the Buyer any assets (save for the laptops) or documents of the Company in their possession.

4.	RESOLUTIONS OF THE COMPANY

On Completion the Sellers shall procure the passing of board and members’ resolutions of the Company in the agreed terms and shall hand to the Buyer duly certified copies of such resolutions.

SCHEDULE 5

ACCOUNTS MIGRATION

Subject Matter	Required Action	Threshold for Successful Completion
Mandates to Company Bank Accounts	Change existing bank mandates to allow Buyer designated personnel to operate the Company’s bank accounts referenced in clause 6.5 of the Disclosure Letter (“Company Bank Accounts”)	Bank mandates have been changed in accordance with Buyer’s instructions; Buyer designated personnel are able to operate the Company Bank Accounts
Credit Cards

Change online access credentials to allow Buyer designated personnel to access the Company’s credit cards referenced in clause 6.5 of the Disclosure Letter (“Company Credit Cards”);

Receive physical possession of Company Credit Cards

Online access credentials to Company Credit Cards changed by Buyer; Physical possession of Company Credit Cards passed to Buyer designated personnel.
Domain and Email Account Administration	Change username and passwords of Domain and Email Account administration listed in Part 2 of Schedule 1.	Administrator username and passwords have been changed by Buyer.
Control over Seller Central Account	Change username and password of main login of Seller Central Account	Username and passwords of main login of Seller Central Account have been changed by Buyer.
Control over Third Party Platforms	Change username and passwords of main logins of Third Party Platforms listed in Part 2 of Schedule 1 including:	Username and passwords of main logins have been changed by Buyer.
● the Company’s accounts on the following eCommerce Channels: diy.com, Ebay, woocommerce.com and OnBuy
● the Company’s accounts on the SaaS Services listed in Part 2 of Schedule 1, including: Xero, StoreFeeder:
● the Company’s Social Media accounts listed in Part 2 of Schedule 1.
Client List	Receive complete client list and contact details.
Utility Bills	Receive confirmation of payment of all Property related utility bills in respect of the period prior to the Completion Date.

schedule 6

PAYMENT INSTRUCTIONS

1.	Completion Payment shall be made to the Sellers’ Solicitors’ Account.

Promptly following and subject to a Release Note, Sellers’ Solicitors shall disburse the Completion Payment in accordance with the following:

a.	An amount equal to 10% of the Completion Payment shall be made to Fortunet Partners Ltd., and shall be paid to the following bank account (the “Fortunet Account”):

For transfers outside the UK:

Account holder: Fortunet Partners Ltd

SWIFT/BIC: TRWIGB2L

IBAN: GB87 TRWI 2314 7074 7714 73

Wise’s address: 56 Shoreditch High Street

London

E1 6JJ

United Kingdom

For transfers inside the UK:

Account holder: Fortunet Partners Ltd

Sort code: 23-14-70

Account number: 74771473

IBAN: GB87 TRWI 2314 7074 7714 73

Wise’s address: 56 Shoreditch High Street

London

E1 6JJ

United Kingdom

b.	An amount equal to 90% (less the Sellers’ Solicitors fees and disbursements) of the Completion Payment shall be made to the Sellers to the following bank account (the “Sellers’ Account”):

Bank Account Number:	62230526
Sort Code:	60-83-71
Name of Account Holder:	Craig Davies & Sarah Davies-Broadhurst
BIC:	SRLGGB2L
IBAN:	GB02SRLG60837162230526

2.	The Deferred Payment shall be paid in accordance with the following:

a.	An amount equal to 10% of the Deferred Payment shall be made to Fortunet Partners Ltd., and shall be paid to the Fortunet Account.

b.	An amount equal to 90% of the Deferred Payment shall be made to the Sellers, to the Sellers’ Account.

3.	All other payments (other than the Completion Payment and the Deferred Payment) shall be made to the Sellers, to the Sellers’ Account.

SCHEDULE 7

TAX COVENANT

1	definitions and interpretation

The following words and expressions have the following meanings:

“Accounts Relief”

a)       any Relief which was taken into account in computing and so reducing or eliminating any provision for Tax or deferred Tax in the Actual Completion Statement (or which would have appeared in the Actual Completion Statement but for the presumed availability of such Relief); and

b)       any Relief included or taken into account as an asset in the Actual Completion Statement;

“Buyer’s Relief”	a) any Accounts Relief; b) any Post Completion Relief; and c) any Relief arising to any member of the Buyer’s Tax Group (other than the Company) at any time;
“Buyer’s Tax Group”	the Buyer and any other company or companies which are at any time treated as members of the same group as the Buyer for any Tax purpose;
“CFA”	the Criminal Finances Act 2017;
“CJR Scheme”	the HM Treasury Scheme to retain jobs during the COVID-19 pandemic known as the Coronavirus Job Retention Scheme, the terms of which are set out in Treasury Directions dated 15 April, 20 May and 25 June 2020 (or any further such directions replacing or amending the same);
“Company”	Fort Products Ltd, a company incorporated in England and Wales (company number 05636073) whose registered office is at 16, Euro Business Park, New Rd, Newhaven BN9 0DQ;
“Covenant Claim”	any claim made pursuant to paragraph 2 of this Tax Covenant;
“COVID Measure”	any measure or scheme (including the CJR Scheme) introduced under the Coronavirus Act 2020, in connection with the COVID-19 pandemic by any government, public authority or Tax Authority;

“CTA 2009”	the Corporation Tax Act 2009;
“DAC 6”	Council Directive (EU) 2018/822 of 25 May 2018 and any relevant national legislation or regulations that are in force pursuant to the directive;
“Demand”	any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority or the preparation or submission of any notice, return or assessment, or any other circumstances indicating that the Company is or is likely to be subject to a Liability for Tax in respect of which the Sellers are or may be liable under this Tax Covenant;
“DOTAS”	Schedule 11A, VATA 1994 (disclosure of avoidance schemes) or Part 7, Finance Act 2004 (disclosure of tax avoidance schemes) or any regulations made thereunder;
“Event”	Includes (without limitation) any transaction, act, event, omission, circumstance or change of circumstance of whatever nature whether or not the Company was a party thereto, the death, winding up or dissolution of any person, membership of any group, the execution of this Agreement and the sale of the Shares pursuant to this Agreement, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;
“FA”	Finance Act;
“HMRC”	Her Majesty’s Revenue & Customs;
“IHTA”	the Inheritance Tax Act 1984;
“ITEPA”	Income Tax (Earnings and Pensions) Act 2003;
“Liability for Tax”

a)       any liability of the Company to make an actual payment or increased payment of, or in respect of, or on account of, Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person;

b)       the Loss of any Accounts Relief; and

c)       any liability (including a liability which is a primary liability of some other person and whether there is a right of recovery against another person) to make an actual payment or increased payment of or in respect of Tax in respect of which the Sellers would have been liable under paragraph 2 of this Tax Covenant or the Tax Warranties but for the use or setting-off of any Buyer’s Relief;

“Loss”	includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason (but not use or set off).

“Post Completion Relief”	any Relief which arises as a result of any Event occurring after Completion or in respect of, or by reference to, any period commencing and ending after Completion or where a period commences before Completion and ends after Completion, the part of such period which is after Completion;
“Relief”	any loss, relief, allowance, exemption, set off, rebate, refund, deduction, right to repayment or credit or other relief of a similar nature from or relating to Tax or relating to the computation of income, profits or gains for the purpose of any Tax and any right to a repayment of Tax or to a payment in respect of Tax;
“Tax”

any tax, duty, contribution, impost, withholding, levy, deduction, or charge in the nature of tax, whether domestic or foreign, national or local including:

a)       corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld at source), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, tariffs, stamp duty, stamp duty reserve tax, stamp duty land tax, land and buildings transaction tax; land transaction tax, insurance premium tax, air passenger duty, land fill tax, any sales or use tax in the US, any customs duties or other customs charges in the US, any repayment of any allowance, credit or similar sum received from any Tax Authority, and any tax equivalent to any of the foregoing in any country, but excluding uniform business rates and council taxes in the UK; and

b)       all fines, penalties, surcharges, charges and interest relating to any of the above or to any late or incorrect return in respect of any of them;

“Tax Authority”	any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world competent to impose, administer, levy, assess or collect Tax including HMRC;
“US” or “United States”	The United States of America.
“VATA”	the Value Added Tax Act 1994.

1.1	References to income, profits or gains earned, accrued or received shall include any income, profits or gains deemed for the purposes of Tax to have been or treated or regarded as earned, accrued or received.

1.2	In determining for the purposes of paragraph 2.1.2 whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time the fact that any Tax is not yet payable or may be paid by instalments shall be disregarded and such Tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises and the provisions of section 213 IHTA shall not apply.

1.3	Any liability of the Company to any fine, interest, penalty or surcharge shall be deemed for the purposes of this Tax Covenant to arise as a result of an Event occurring on or before Completion to the extent that it relates to any Liability for Tax (as provided for by this Tax Covenant).

1.4	In this Schedule, unless the context otherwise requires, references to any charge arising under ITEPA 2003 (including under Part 7 or Part 7A thereof) in respect of any Event include any national insurance contributions arising from the same Event.

1.5	Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.6	It shall be assumed for the purposes of determining whether a Liability for Tax or any Relief arises on, before or after Completion, that the date of Completion is the end of an accounting period for the purposes of section 10 CTA 2009.

1.7	For the avoidance of doubt, the Buyer’s rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

2	COVENANT

2.1	Subject to the provisions of this Tax Covenant, the Sellers jointly and severally covenant to pay to the Buyer an amount equal to:

2.1.1	any Liability for Tax of the Company arising in respect of, by reference to or as a result of:

a)	any Event which occurred on or before Completion; or

b)	any income, profits or gains earned, accrued or received on or before Completion or in respect of a period ending on or before Completion, in any such case, whether or not the Tax was discharged on or before Completion;

2.1.2	any Liability for Tax of the Company or the Buyer being a liability for inheritance tax which:

a)	is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

b)	gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or any of the assets of the Company because of the death of any person within seven years of a transfer of value that occurred before Completion; or

c)	arises as a result of any transfer of value made by or to the Company on or prior to Completion (whether or not in conjunction with the death of any person whenever occurring);

2.1.3	any Liability for Tax of the Company arising in respect of, by reference to or as a result of an Event occurring or any income profits or gains earned, accrued or received at any time and for which the Company is liable as a result of any time on or before Completion being under the control of any person or associated with any person for Tax purposes and that person or any other person failing to discharge any Liability for Tax;

2.1.4	any liability of the Company to make a payment or repayment (including any related interest or penalty) to any relevant authority (including any Tax Authority) arising in connection with the Company benefitting from any COVID Measure before Completion, including as a result of any failure to comply with the requirements of any COVID Measure before Completion;

2.1.5	any Liability for Tax of the Company which arises at any time as a result of the Company having a permanent establishment or other taxable presence in any jurisdiction other than the UK at any time on or before Completion;

2.1.6	any Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before, on or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of the Income Tax (Employment and Pensions) Act 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

2.1.7	any Liability for Tax under Part 7A of ITEPA 2003, whether arising before, on or after Completion, including any liability arising as a result of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

2.1.8	any Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

2.1.9	any Liability for Tax arising as a result of, or in respect of or by reference to any consideration paid or provided to the Sellers under this Agreement, which shall include, for the avoidance of doubt, the entitlement to and any payments in the nature of, deferred consideration (including the Deferred Payment); and

2.1.10	any costs and expenses (less any recoverable VAT element) reasonably incurred by the Buyer and/or the Company in connection with any Liability for Tax or other liability under paragraphs 2.1 to 2.1.9 (inclusive) or in successfully taking or defending any action under of this Tax Covenant.

2.2	Any payments made pursuant to this Tax Covenant shall (to the extent legally possible) be treated as an adjustment to the Purchase Price.

3	EXCLUSIONS

3.1	The covenants contained in paragraph 2 shall not apply and the Buyer shall not be entitled to bring a Covenant Claim under them or a claim under the Tax Warranties if and to the extent that:

3.1.1	specific provision allowance or reserve was made for such liability in the Actual Completion Statement (excluding any provision or reserve made in respect of deferred Tax);

3.1.2	such liability was paid or discharged on or before Completion and such payment or discharge was taken into account in the Actual Completion Statement;

3.1.3	any Relief other than a Buyer’s Relief is available to the Company to reduce or eliminate the liability in question providing that to the extent that any costs are incurred by the Buyer’s Tax Group or the Company in obtaining and/or utilising such Relief, the amount of the Relief available to reduce or eliminate the liability in question shall be reduced by such costs incurred;

3.1.4	such liability arises or is increased as a result of a change to the date to which the Company makes up its accounts or a change in any of its accounting policies or practices, in either case after Completion, other than a change required to comply with any law or UK generally accepted accounting practices applicable to the Company as at Completion;

3.1.5	such liability would not have arisen but for or is increased by reason of the failure by the Company after Completion to make any valid claim, election, surrender or disclaimer or to give any notice or consent the making or giving of which was taken into account in preparing the Actual Completion Statement and it is disclosed in writing in sufficient detail and time (being not less than fifteen (15) Business Days prior to the expiry of any applicable time limit) by the Sellers to the Buyer to enable the same reasonably to made or given;

3.1.6	the liability in question has been made good either by insurers or otherwise has been compensated for in each case without cost to the Company, the Buyer or any member of the Buyer’s Tax Group;

3.1.7	the Buyer has recovered damages or any other amount from the Sellers under the Agreement in respect of the same liability; or

3.1.8	the liability in question would not have arisen but for any change in legislation relating to, or an increase in the rates of, Tax introduced or made in either case after the date of this Agreement save where:

a)	such change has the effect of countering, retrospectively, any scheme or arrangement, the sole or main purpose (or one of the main purposes) of which was the avoidance of Tax; or

b)	the change is a change to the applicable rate of interest accruing on underpaid Tax;

3.1.9	such liability would not have arisen but for any voluntary act of the Company after Completion outside the ordinary course of business of the Company which the Buyer knew or ought reasonably to have known would give rise to such liability but excluding any act:

a)	carried out pursuant to a legally binding obligation of the Company entered into on or before Completion;

b)	carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

c)	taking place with the written consent of the Sellers or pursuant to the Agreement or this Tax Covenant;

d)	consisting of a disclosure to a Tax Authority; or

e)	consisting of the payment of stamp duty in respect of any document executed on or before Completion or the bringing into the United Kingdom of any document executed on or before Completion.

3.2	The provisions of paragraph 3.1 (other than paragraph 3.1.1, 3.1.2, 3.1.3, 3.1.6 or 3.1.7) shall not apply to exclude or limit the liability of the Sellers under paragraph 2.1.2, 2.1.3, 2.1.4. 2.1.5, 2.1.7 or 2.1.9.

4	overprovisions and savings

4.1	If, on or before the seventh anniversary of Completion, the Company’s auditors determine (as experts and not as arbitrators and at the request and expense of the Sellers) that any provision for Tax in the Actual Completion Statement (excluding any provision for deferred Tax) has proved to be an overprovision (“Overprovision”), the amount of such overprovision (calculated in accordance with paragraph 4.3), shall be dealt with in accordance with paragraph 4.6.

4.2	If, on or before the seventh anniversary of Completion, the Company or the Buyer believes that there is an Overprovision, the Buyer shall notify the Sellers within 10 Business Days.

4.3	The amount of the Overprovision shall be calculated on the basis that it may not arise or be increased by or as a result of:

4.3.1	a change in legislation announced after Completion;

4.3.2	a change in the accounting bases on which the Company values its assets;

4.3.3	any Buyer’s Relief; or

4.3.4	any act of the Buyer or the Company carried out after Completion.

4.4	If the Company’s auditors determine (as experts and not as arbitrators and at the request and expense of the Sellers) that any Liability for Tax which has resulted in full payment having been made by the Seller under this Tax Covenant has given rise to a Relief for the Company or the Buyer (other than a Buyer’s Relief) which would not otherwise have arisen, then, as and when the liability of the Company or the Buyer to make an actual payment of Tax (in respect of which the Sellers are not liable under this Tax Covenant) is reduced by reason of that Relief (after taking account of the effect of all other Reliefs that are or become available to the Company, the Buyer or any member of the Buyer’s Tax Group in any accounting period), the amount by which that liability is so reduced less an amount equal to any costs reasonably incurred by the Buyer or Company for the purposes of obtaining and utilising such Relief shall be dealt with in accordance with paragraph 4.6.

4.5	If the Buyer or the Company becomes aware of any Relief arising as referred to in paragraph 4.4, the Buyer shall notify the Sellers within 10 Business Days.

4.6	Where it is provided under paragraph 4.1 or 4.4 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph:

4.6.1	the Relevant Amount shall first be set off against any payment then due from the Sellers pursuant to a Covenant Claim or pursuant to a claim for breach of the Tax Warranties;

4.6.2	to the extent there is an excess, a refund shall be made to the Sellers of any previous payment made by the Sellers in respect of a Covenant Claim or pursuant to the Tax Warranties up to the amount of such excess; and

4.6.3	to the extent that the excess referred to in paragraph 4.6.2 above is not exhausted thereunder, the remainder of any Relevant Amount (if any) shall be carried forward to offset against any further payment due from the Sellers pursuant to a Covenant Claim or pursuant to the Tax Warranties.

4.7	Where any such determination as is mentioned in paragraph 4.1 or 4.4 has been made, the Buyer or the Company may (at its own cost) request the auditors of the Company for the time being to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to determine whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

4.8	If the auditors determine under paragraph 4.7 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 4.1 or 4.4 as the relevant amount in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue of such amendment shall be made as soon as practicable by the Sellers to the Buyer or by the Buyer to the Sellers (as the case may be).

5	RECOVERY FROM OTHER PERSONS

5.1	If the Sellers have paid the Buyer in full in respect of a Covenant Claim or pursuant to a claim for breach of the Tax Warranties and the Company is (within seven years of Completion) entitled to recover from any third party (including a Tax Authority but excluding the Buyer, any member of the Buyer’s Tax Group and/or any current or former office holder, employee or customer of the Buyer, any member of the Buyer’s Tax Group or the Company) any sum in respect of the matter to which the payment made by the Sellers relates, then the Buyer shall or shall procure that the Company shall take such action as the Sellers may reasonably request in writing to enforce such recovery against the person in question PROVIDED THAT the following conditions are adhered to:

5.1.1	the Sellers agree to pay to the Buyer and the Company in cleared funds an amount equal to any costs and expenses (excluding recoverable VAT) which are reasonably incurred by the Buyer and/or the Company in taking such action and the Buyer may send a written demand for payment of such costs and expenses once they have been incurred; and

5.1.2	neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 5 if, in the Buyer’s reasonable opinion, the action requested by the Sellers may materially prejudice the commercial position or the Tax affairs or liabilities of any member of the Buyer’s Tax Group or the Company or their dealings with any Tax Authority.

5.2	The Buyer shall account to the Sellers for any sum so recovered (including any interest or repayment supplement paid by such person) less all costs (excluding recoverable VAT) and expenses of recovery to the extent not previously paid by the Sellers and after deducting any Tax chargeable on the Company in respect of the recovery in question (or which would have been so chargeable but for the use or set-off of any Relief), provided that the amount payable by the Buyer under this paragraph shall not exceed the amount paid by the Sellers in respect of the relevant Covenant Claim or pursuant to the Tax Warranties.

6	DISPUTES AND CONDUCT OF DEMAND

6.1	If the Buyer becomes aware of a Demand, the Buyer shall give written notice thereof to the Sellers within 10 Business Days and the Sellers shall give reasonable instructions to the Buyer in writing as to whether to resist, appeal, compromise or settle the Demand within 15 Business Days of receipt of such written instructions (or such later period as the parties may agree).

6.2	If the Sellers have given written instructions in accordance with paragraph 6.1, the Buyer shall and shall procure that the Company shall (except where fraudulent or negligent conduct is alleged by a Tax Authority) take such action as the Sellers may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or compromise any Demand (such a Demand where action is so requested being a “Dispute”) provided that:

6.2.1	the Sellers have given security to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax) in taking such action;

6.2.2	the Sellers agree to pay to the Buyer and the Company in cleared funds an amount equal to any costs (excluding recoverable VAT), liabilities, damages or expenses incurred by the Buyer and/or the Company in taking such action and the Buyer may send a written demand for payment of such costs, liabilities, damages and expenses once they have been incurred;

6.2.3	neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 6 which would involve contesting a Dispute beyond the first appellate body (excluding the Tax Authority demanding the Tax in question) in the jurisdiction concerned unless Tax counsel of at least 10 years’ call instructed by agreement between the Buyer and the Sellers (at the expense of the Sellers) advises in writing that such appeal is, on the balance of probabilities, likely to succeed;

6.2.4	where the Tax liability which is the subject of the Dispute (the “Disputed Tax”) is required to be paid as a precondition to an appeal or before any other action requested by the Sellers may be taken, the Company shall not be obliged to take any such action until the Sellers shall have paid to the Buyer or the Company an amount equal to such Disputed Tax for the purpose of discharging the same; and

6.2.5	neither the Buyer nor the Company shall be obliged to take any action pursuant to this paragraph 6 if, in the Buyer’s reasonable opinion, the action requested by the Sellers may materially prejudice the commercial position or the Tax affairs or liabilities of any member of the Buyer’s Tax Group or the Company or their respective dealings with a Tax Authority.

6.3	The provisions of this paragraph 6 shall not apply or, if the provisions of this paragraph 6 already apply, the Sellers’ rights under this paragraph 6 shall cease to apply if:

6.3.1	either of the Sellers is declared bankrupt;

6.3.2	either of the Sellers is unable to pay debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of indebtedness or makes a general assignment for the benefit of, or a composition with, creditors; or

6.3.3	a Tax Authority alleges fraudulent or negligent conduct or conduct involving dishonesty or deliberate default on the part of the Company or any person acting on its behalf in relation to the matter giving rise to the Demand.

6.4	The Buyer shall be free to satisfy or settle the relevant Demand on such terms as it may in its absolute discretion think fit if:

6.4.1	the Sellers do not request the Buyer to take any action in relation to the Demand in accordance with paragraph 6.1;

6.4.2	the Sellers do not request that any further action be taken in respect of the Demand by the Buyer or the Company within 15 Business Days of the Buyer seeking subsequent or additional instructions in writing from the Sellers;

6.4.3	the Sellers have not paid an amount in respect of costs, liabilities, damages and expenses pursuant to paragraph 6.2.2 within the required time for payment under paragraph 7.2.3;

6.4.4	the Sellers have not paid the Disputed Tax within 15 Business Days of a written demand; or

6.4.5	the provisions of paragraph 6.3 apply.

6.5	The compliance of the Buyer and/or the Company with the provisions of this paragraph 6 shall not be a condition precedent to the liability of the Sellers under this Tax Covenant or the Tax Warranties.

7	AMOUNT OF PAYMENT, DUE DATE FOR PAYMENT AND INTEREST

7.1	The amount of any liability pursuant to this Tax Covenant shall be as follows:

7.1.1	to the extent that the liability involves a liability of the Company to make an actual payment or increased payment of or in respect of Tax, the amount of such payment or increased payment;

7.1.2	to the extent that the liability involves the Loss of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by the Company in the period current at Completion (assuming that the Company then had sufficient profits and was otherwise in a position actually to use in full or in part the Accounts Relief);

7.1.3	to the extent that the liability involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Buyer’s Relief, the amount of such payment or increased payment of Tax which would otherwise have arisen; and

7.1.4	to the extent that the liability involves the disallowance or reduction by a Tax Authority of a right to a repayment of Tax, the amount of the repayment so disallowed or reduced.

7.2	Any amount which the Sellers are obliged to pay to the Buyer under this Tax Covenant shall be paid in cleared funds on or before the following dates:

7.2.1	in the case of a Liability for Tax which involves a liability to make an actual payment or increased payment of Tax or an amount in respect thereof, the later of 5 Business Days after the date on which the Buyer serves notice on the Sellers requesting payment and the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties;

7.2.2	in the case of a Liability for Tax which involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Buyer’s Relief, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority; and

7.2.3	in any other case (including any payment due pursuant to paragraph 8 and any costs and expenses or other amounts incurred pursuant to paragraphs 2.1.10, 5.1 and 6.2.2), the fifth Business Day after service by the Buyer on the Sellers of a written demand for payment.

7.3	Any sum not paid on the due date for payment specified in this Tax Covenant (whether determined by agreement or pursuant to an order of a court or otherwise) shall bear interest from the date when such payment is due until the date of actual payment at a rate per annum of 4% above the base rate from time to time of Barclays Bank plc. Such interest shall be payable on the demand of the Buyer, shall accrue from day to day and be compounded quarterly.

8	DEDUCTIONS AND WITHHOLDINGS

8.1	All sums payable by the Sellers under this Tax Covenant or the Agreement shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law (other than in respect of interest on late payments), in which event the Sellers shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the same amount as it would have been entitled to receive in the absence of any such deduction or withholding.

8.2	If any sum payable by the Sellers under this Tax Covenant or the Agreement shall be subject to Tax in the hands of the recipient, the Sellers shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the same amount as it would have been entitled to receive in the absence of such Tax and, in applying this paragraph, no account shall be taken of the extent to which any such Tax may be mitigated or offset by any Buyer’s Relief available to the recipient so that where any such Buyer’s Relief is available the additional amount payable under this paragraph shall be the amount which would have been payable in the absence of such availability.

8.3	If the Buyer assigns the benefit of this Tax Covenant, the Sellers shall not be liable pursuant to this paragraph 8 save to the extent that the Sellers would have been so liable had no such assignment occurred.

9	MANAGEMENT OF PRE-COMPLETION TAX AFFAIRS

9.1	In respect of any accounting period of the Company ending on or before Completion and the accounting period of the Company in which Completion falls:

9.1.1	the Sellers shall provide the Buyer and the Company with such information and assistance as the Buyer or the Company may reasonably request in connection with:

a)	any Tax returns relating to such accounting periods (including claims, elections, disclaimers, notices and consents related to such Tax returns);

b)	dealing with and seeking to resolve queries raised by any Tax Authority in respect of such Tax returns and related documents (“Tax Documents”);

c)	dealing with any other matter relating to the Tax compliance obligations of the Company in respect of such accounting periods or any Event occurring on or before Completion.

9.1.2	the Buyer shall, or shall procure that the Company shall, at the cost and expense of the Sellers, keep the Sellers informed of all material matters relating to the drafting, submission, negotiation and agreement of the Tax Documents to the extent such documents relate to the period of the Seller’s ownership of the Company, shall procure that the Sellers are afforded such access to the books, accounts and records of the Company to enable the Sellers to provide such information and assistance as is referred to in paragraph 9.1.1 above, and shall have due regard to any reasonable comments or amendments made by the Sellers to the Tax Documents in so far as they relate to any accounting period ending on or before Completion or, in respect of the accounting period in which Completion falls, the part of that accounting period which ends on Completion.

9.2	Where a Demand to which paragraph 6 applies has arisen, the provisions of paragraph 6 (and not this paragraph 9) shall apply in relation to any matter relating to such Demand.

10	Limitations

10.1	The liability of the Sellers under Paragraph 2 will terminate on:

10.1.1	the 21st anniversary of Completion, for any claim under paragraph 2 for a liability arising from a loss of Tax caused fraudulently or deliberately by the Company or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from the Company’s failure to comply with an obligation to disclose information about a tax avoidance scheme to which it was a party; or

10.1.2	the seventh anniversary of Completion (in any other case),

except for any claim under paragraph 2 of which written notice is given to the Sellers before that relevant date containing, if reasonably practicable, a description of that claim and the estimated total amount of the claim.

11	GENERAL

11.1	The provisions of clauses 16 (Variation, waiver and invalidity), 17 (Notices), 18 (Assignment), 19 (Third parties), 20 (General) and 21 (Governing law and jurisdiction) of the Agreement shall apply to this Tax Covenant mutatis mutandis.

11.2	If any claim is made against the Sellers under this Schedule or for breach of any of the Tax Warranties the Sellers shall not plead the Limitation Act 1980 against any such claim.

11.3	The Sellers shall not be entitled under this Schedule to obtain an account, set-off, payment or other compensation (including by way of refund, reimbursement, covenant or indemnity) more than once in respect of the same matter.

Signed as a deed by	)

CRAIG PHILIP DAVIES in the presence of:	)	/s/ Craig Philip Davies

)

Signature of witness		/s/ Fiona Lewis
Name (in BLOCK CAPITALS)		Fiona Lewis

Address

Signed as a deed by	)

SARAH JANE DAVIES-BROADHURST in the presence of:	)	/s/ Sarah Jane Davies-Broadhurts

)

Signature of witness		/s/ Fiona Lewis
Name (in BLOCK CAPITALS)		Fiona Lewis

Address

Signed as a deed by	)	/s/ Oz Adler	/s/ Ronen Zalayet
JEFF’S BRANDS LTD.	)	Oz Adler	Ronen Zalayet
acting by a director in the presence of:	)	Director Chief Financial Officer

Signature of witness		/s/ Eran Cohen
Name (in BLOCK CAPITALS)		Eran Cohen

Address